Exhibit 10.2

AMENDED AND RESTATED

LOAN AGREEMENT

Dated as of September 17, 2004

Between

WILLIAM LYON HOMES, INC.,

a California corporation

the “Borrower”

and

RFC CONSTRUCTION FUNDING CORP.,

a Delaware corporation

“Lender”

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2
Section 1.1. Certain Defined Terms	2
Section 1.2. Other Definitional Provisions	21

ARTICLE II THE LOAN	21
Section 2.1. Agreement to Lend and Borrow; Evidence of Indebtedness and Maturity	21
Section 2.2. Disbursements of the Loan	22
Section 2.3. Use of Disbursements	22
Section 2.4. Commitment Fees	22
Section 2.5. Increase in Commitment Fee as a Result of Increase in the Loan Amount; No Reduction in Commitment Fee Regardless of Reductions in the Loan Amount	23
Section 2.6. Repayment of Principal	24
Section 2.7. Interest	25
Section 2.8. Prepayment of the Loan	25
Section 2.9. Security	25
Section 2.10. Payments	26
Section 2.11. Extension	26
Section 2.12. Applications of Payments; Late Charges	26
Section 2.13. Interest Rate Limitation	27
Section 2.14. Revolving Nature of Loan	27
Section 2.15. Voluntary Permanent Reduction in the Loan Amount	28

ARTICLE III APPROVAL OF PROJECTS AND DISBURSEMENTS	28
Section 3.1. Project Approval and Project Commitments	28
Section 3.2. The ABF Program	29
Section 3.3. Processes and Conditions Relating to Disbursements	34

ARTICLE IV REPRESENTATIONS AND WARRANTIES	37
Section 4.1. Consideration	37
Section 4.2. Organization	37
Section 4.3. Authorization	38
Section 4.4. Governmental Consents	38
Section 4.5. Validity	38
Section 4.6. Financial Position	38
Section 4.7. Governmental Regulations	38

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

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Section 9.18. Waiver of Jury Trial	79
Section 9.19. Interpretation	80
Section 9.20. Entire Agreement	80
Section 9.21. Amended and Restated Loan Agreement	80

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

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AMENDED AND RESTATED

LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Loan Agreement”) is made as of September 17, 2004, by and between WILLIAM LYON HOMES, INC., a California corporation (the “Borrower”) and RFC CONSTRUCTION FUNDING CORP., a Delaware corporation, its successors and assigns (the “Lender”).

R E C I T A L S:

A. Borrower and Lender have previously entered into a Loan Agreement dated as of September 25, 2000, as amended by a First Amendment to Loan Agreement dated as of July 31, 2001, by a Second Amendment to Loan Agreement and to Other Loan Documents dated as of March 28, 2002, by a Third Amendment to Loan Agreement and to Other Loan Documents dated as of January 10, 2003, by a Fourth Amendment to Loan Agreement and to Other Loan Documents dated as of January 23, 2003 and by a Fifth Amendment to Loan Agreement and to Other Loan Documents dated as of April 14, 2004 (collectively, the “Original Loan Agreement”), pursuant to which Lender has made a revolving loan to Borrower (the “Loan”) to finance various acquisition, development and construction projects which Borrower has undertaken and anticipates undertaking.

B. The Borrower has requested that the terms of the Loan and the Original Loan Agreement be amended to, among other things, extend the Maturity Date and the Approval Period Termination Date and to allow for Land acquisition and the construction of Development Work to be funded under the ABF Program.

C. The Loan is presently, and will continue to be, secured by a lien on certain of the real property owned by Borrower, including the real property which is currently being improved, or will in the future be improved, by the Borrower with the proceeds of the Loan.

D. Lender is willing to make the amendments requested by the Borrower to the terms of the Loan and the Original Loan Agreement upon and subject to the terms and conditions set forth in this Loan Agreement.

E. Prior to the date of this Loan Agreement, the terms of the Original Loan Agreement shall govern the Loan; on and after the date of this Loan Agreement the terms of this Loan Agreement shall govern the Loan.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used herein (including any Exhibits attached hereto), the following terms shall have the meanings set forth below (unless expressly stated to the contrary):

“ABF Program” shall mean the asset-based financing program available to the Borrower as further described in Section 3.2 herein.

“Acquisition and Development Amount” shall mean, with respect to a Project as to which the Lender has agreed that advances of the Loan outside of the ABF Program shall be made for Qualified Acquisition and Development Expenditures, the maximum amount of the Loan outside of the ABF Program which may be disbursed for Qualified Acquisition and Development Expenditures which relate to the acquisition of the Land and the Development Work of such Project, subject to availability under the terms of this Loan Agreement.

“Acquisition and Development Interest Reserve” shall mean, with respect to a Project as to which the Lender has agreed that advances of the Loan outside of the ABF Program shall be made for Qualified Acquisition and Development Expenditures, the amount within the Budget which has been designated as available to pay the interest on the Acquisition and Development Amount for such Project; provided, however, that in the event the cumulative sales of the Homes within the Project on or after the date which is six (6) months from the date Homes in the Project are first offered for sale is thirty-three percent (33%) or more below the projected cumulative sales as determined based on the absorption rate set forth in the applicable Project Commitment, then at Lender’s option Borrower will be required to pay interest from its own funds on the Acquisition and Development Amount for such Project.

“Acquisition and Development Maturity Date” shall mean, with respect to a Project as to which the Lender has agreed that advances of the Loan outside of the ABF Program shall be made for Qualified Acquisition and Development Expenditures, the date which is set forth in the Project Commitment for such Project as the date on which all proceeds of the Loan advanced for the acquisition of the Land and the Development Work for such Project must be repaid.

“Acquisition and Development Soft Costs and Other Costs” shall mean, with respect to a Project as to which the Lender has agreed that advances of the Loan outside of the ABF Program shall be made for Qualified Acquisition and Development Expenditures, and subject to the limitations set forth in the Project Commitment for such Project, the Borrower’s overhead, general and administrative expenses, governmental fees, legal fees and expenses, title insurance costs and other “soft” costs and all other costs incurred in the acquisition of the

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Land and the Development Work of such Project, to the extent included in the Budget for such Project.

“Additional Loan Fee” shall mean, with respect to a High Advance Rate Project, the additional fee the Borrower will be required to pay to Lender as a condition precedent to the Lender’s release of its lien on any Lot or Unit located in the Project, which amount shall equal the following:

(a) in the event the Lender has advanced proceeds of the Loan to finance the acquisition of the Land and the Development Work and the Borrower finances the construction of a Home on a Lot from a source other than the Lender or sells a Lot to another builder, an amount equal to five percent (5%) of the Value of such Lot; and

(b) in the event the Lender has advanced proceeds of the Loan to finance the Homes, regardless of the completion status of the Unit, an amount equal to one and one-half percent (1.50%) of the Gross Selling Price of such Unit.

“Additional Units” shall mean Units which (a) were not previously encumbered by the lien of the Deed of Trust, (b) are located within a Project for which the Lender has issued a Project Commitment to include such Units in the ABF Program, (c) the Borrower desires, and Lender approves, be made a part of the Borrowing Base Collateral under the ABF Program, and (d) have become encumbered by the first-priority lien of the Deed of Trust.

“Advance Rate” shall mean, with respect to a Project and disbursements of the Loan for the Project, the percentages set forth in the Project Commitment.

“Affiliate” shall mean a Person that, directly or indirectly, controls, is controlled by, or is under common control with, a referenced Person.

“Applicable ABF Home Advance Rate” shall have the meaning given in Section 3.2(c)(2).

“Applicable ABF Lot Advance Rate” shall have the meaning given in Section 3.2(c)(2).

“Applicable Acquisition and Development Principal Repayment Percentage” shall mean, with respect to a Project as to which the Lender has agreed that advances of the Loan outside of the ABF Program shall be made for Qualified Acquisition and Development Expenditures, one hundred fifteen percent (115%); provided, however, if the applicable Project Commitment for a Project specifies that the “Applicable Acquisition and Development Principal Repayment Percentage” for such Project is one hundred percent

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(100%), then the “Applicable Acquisition and Development Principal Repayment Percentage” for such Project shall be one hundred percent (100%).

“Appraisal Report” shall mean, with respect to a Project, a real estate appraisal report which (i) has been prepared by an Appraiser, (ii) at the time it is submitted to the Lender is not more than three (3) months old, or was updated by letter not more than three (3) months prior to the date of submission to the Lender, (iii) states that it is prepared in accordance with the applicable standards of the American Institute of Real Estate Appraisers for such reports, (iv) provides an appraisal of the Value of the Project or portion thereof required to be appraised thereunder, and (v) employs a customary methodology and provides limiting conditions satisfactory to the Lender.

“Appraiser” shall mean, with respect to a Project, a Person who is qualified to appraise property similar in size and scope to the Project which such Person is acceptable to the Lender in its sole and absolute discretion.

“Approval Period” shall mean the period during which new projects will be considered for approval for funding from proceeds of the Loan, which period shall commence on the date of this Loan Agreement and shall end on the Approval Period Termination Date.

“Approval Period Termination Date” shall mean September 24, 2006, as such date may be extended pursuant to the terms of Section 2.11.

“Approved Cash Flow Statement” shall mean, with respect to a Project, the cash flow statement for such Project, prepared by Borrower and approved by Lender, which shall, among other things, establish the estimated outstanding advances of the Loan for such Project on a month-by-month basis, as such cash flow statement may be amended from time to time with the prior written consent of Lender.

“Assignment” shall mean, with respect to all of the Projects, that certain Amended and Restated Assignment of Construction Agreements and Development Items dated as of the date of this Loan Agreement and executed by the Borrower in favor of Lender, as the same may be amended, restated or otherwise modified from time to time.

“Borrower” shall mean William Lyon Homes, Inc., a California corporation.

“Borrowing Base Allowable Disbursement Amount” shall mean, on any date of determination, as determined by Lender, the amount of the Loan available to be disbursed with respect to the Borrowing Base Collateral, which amount shall be the lesser of (a) the Loan Amount minus the sum of (i) the outstanding principal balance of advances under the Loan made for the acquisition of Land and Development Work outside of the ABF Program

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

for Projects, plus (ii) the sum of the Borrowing Base Outstanding Amount and the Letter of Credit Amount, or (b) the Borrowing Base Value minus the sum of the Borrowing Base Outstanding Amount and the Letter of Credit Amount.

“Borrowing Base Collateral” shall mean the Units and all personal property and fixtures located thereon or associated therewith which are included in the ABF Program.

“Borrowing Base Home Amount” shall have the meaning given in Section 3.2(c)(2).

“Borrowing Base Lot Amount” shall have the meaning given in Section 3.2(c)(2).

“Borrowing Base Outstanding Amount” shall mean, on any date of determination, as determined by Lender, the principal amount of the Loan outstanding in connection with the ABF Program.

“Borrowing Base Value” shall mean, on any date of determination, the value assigned to the Borrowing Base Collateral by the Lender on such date pursuant to and in accordance with the terms of Section 3.2.

“Budget” shall mean, with respect to a Project, the itemized budget for such Project submitted to and approved by the Lender, as such budget may be amended in accordance with the provisions of this Loan Agreement.

“Business Day” shall mean a day other than Saturday, Sunday or a day on which national banks are legally closed for business in the States of California, Illinois and Minnesota.

“Change” shall mean, with respect to a Project, any material extra work not contemplated by the Plans and Specifications, the installation of materially additional or different materials from those set forth in the Plans and Specifications, or any other material change in the Plans and Specifications.

“Commitment Fee” shall mean the fee the Borrower is required to pay to the Lender during the period from the date of this Loan Agreement through the Maturity Date, which fee shall be an amount equal to one-half of one percent (.50%) per annum of One Hundred Fifty Million Dollars ($150,000,000), to be paid in quarterly installments as provided in Section 2.4; provided, however, to the extent that the maximum amount of the Loan Amount is reduced by the Borrower to less than One Hundred Fifty Million Dollars ($150,000,000) in accordance with the provisions of Section 2.15, the Commitment Fee shall be payable on such reduced maximum amount of the Loan Amount from and after the date on which such reduction under Section 2.15 becomes effective.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Construction Agreements” shall mean, with respect to a Project, all agreements (including, without limitation, construction contracts) entered into between the Borrower and any contractor, architect, engineer, supplier or other Person with respect to the development or construction of the Project, as such agreements may be amended or otherwise modified from time to time in accordance with this Loan Agreement.

“Construction Progress Schedule” shall mean, with respect to a Project, the schedule for the Development Work and the Homes submitted to the Lender, as such schedule may be adjusted in accordance with the provisions of this Loan Agreement.

“Conventional Project” shall mean a Project as to which (i) the proceeds of the Loan may be used to acquire Land, construct Development Work and/or construct Homes, (ii) the applicable Advance Rates are established for a “Conventional Project” as described in the applicable Project Commitment and (iii) no Additional Loan Fee is due.

“Debt” shall mean, for any Person, without duplication, the sum of all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (vi) obligations of such Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit or similar instrument, (vii) indebtedness or obligations of others secured by a lien on any asset of such Person, whether or not such indebtedness or obligations are assumed by such Person (to the extent of the value of the asset), (viii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above, and (ix) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Deed of Trust” shall mean collectively, each deed of trust, security agreement and fixture filing (or mortgage, as applicable) with assignment of rents, proceeds and agreements, covering any one or more of the Projects, executed or to be executed by the Borrower, as trustor, for the benefit of the Lender, as the same may be amended or otherwise modified from time to time.

“Development Work” shall mean, with respect to a Project, the work of development to be performed on or with respect to the Land (including, without limitation, the installation of utilities, roads and all related on-site and off-site improvements) in connection with the development of the Land for the subsequent construction thereon of Homes, all of which

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

work and construction shall be completed by or on behalf of the Borrower in accordance with the Development Work Plans and Specifications, but shall not include the Homes.

“Development Work Plans and Specifications” shall mean, with respect to a Project, the final set of architectural, structural, mechanical, electrical, grading, sewer, water, street and utility plans and specifications for the Development Work to be included within such Project, including all supplements, amendments and modifications thereto signed by the architect, all in form and substance reasonably satisfactory to the Lender and the Inspector.

“Draw Request Certification” shall mean, with respect to a requested disbursement of the Loan, a certification of Borrower delivered to the Lender in the form of Exhibit E.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

“Environmental Indemnity” shall mean, with respect to all of the Projects, that certain Amended and Restated Hazardous Substances Remediation and Indemnification Agreement dated as of the date of this Loan Agreement and executed by the Borrower in favor of the Lender, as the same may be amended, restated or otherwise modified from time to time.

“Event of Default” shall mean the occurrence of any of the events listed in Section 8.1.

“Excluded Unit” shall mean any Unit which includes a Home (whether under construction or completed) that has been part of the Borrowing Base Collateral for more than fifteen (15) months from the commencement of construction of such Home in the case of a Sold Unit or a Spec Unit or for more than thirty (30) months from the commencement of construction of such Home in the case of a Model Unit.

“Finished Lot” shall mean a Lot as to which all of the Development Work has been completed and construction of the Home thereon can be commenced.

“Force Majeure Event” shall mean, with respect to a Project, fire, flood, labor dispute, weather, governmental action or other cause beyond the reasonable control of Borrower that shall delay the Development Work or the completion of the Homes.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession prevalent in the United States of America.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“GMAC” means General Motors Acceptance Corporation, a Delaware corporation.

“Gross Selling Price” means, with respect to any Unit, the base sales price for such Unit plus any lot premium, plus any options, extras and/or upgrades ordered from the Borrower, whether financed or collected at the close of the escrow, less any builder concessions given by the Borrower.

“Guarantor” shall mean William Lyon Homes, a Delaware corporation, which is the parent corporation of the Borrower.

“Guaranty” shall mean that certain Amended and Restated Guaranty dated as of the date of this Loan Agreement and executed by the Guarantor in favor of the Lender, as such Guaranty may be amended, restated or otherwise modified from time to time.

“Hazardous Materials” shall mean the following:

(a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials or pollutants, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to any Hazardous Materials Law;

(b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to any Hazardous Materials Law;

(c) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any Hazardous Material Laws; and

(d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to any Hazardous Materials Law.

“Hazardous Materials Claims” shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Materials Laws, together with all claims made or threatened by any third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances and the regulations, policies or publications promulgated pursuant thereto relating to (i) the environment, (ii) health and safety, (iii) any Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), (iv) industrial hygiene or (v) environmental conditions on, under or about property, including, without limitation, soil and groundwater conditions; including, but not limited to, the following, as now or hereafter amended: the Clean Air Act, 42 U.S.C. Sec. 9401, et seq.; the Clean Water Act, 33 U.S.C. Sec. 7401, et. seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601, et. seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sec. 11001, et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251, et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et. seq.; the Safe Drinking Water Act, 42 U.S.C. Secs. 300f to 300j; the Solid Waste Disposal Act, 42 U.S.C. Sec. 3251, et. seq.; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; Article 9 or Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20; Nevada Revised Statutes Chapter 459; Nevada Revised Statutes Chapter 444; Nevada Revised Statutes Chapter 445; Nevada Revised Statutes Chapter 590; Nevada Revised Statutes Sections 618.850, inclusive; Nevada Revised Statutes Section 477.045, as now or hereafter amended; the Uniform Fire Code, as adopted by and now or hereafter in effect in the State of Nevada.

“High Advance Rate Project” shall mean a Project as to which (i) the proceeds of the Loan may be used to acquire Land, construct Development Work and/or construct Homes, (ii) the applicable Advance Rates are established for a “High Advance Rate Project” as described in the applicable Project Commitment.

“Home Staged Draw Schedule” shall mean, with respect to a Project, the various Stages of construction of the Homes, which such Stages, and the components of the Homes which fit within each such Stage, shall be specified in the Project Commitment.

“Homes” shall mean, with respect to a Project, the single family residences, condominium homes and/or attached townhouses that will be constructed by the Borrower in accordance with the Home Plans and Specifications using certain of the proceeds of the Loan, which structures the Borrower shall construct on the Lots and offer for sale to individuals and families.

“Home Percentage Completed” shall have the meaning given in Section 3.2(c)(2).

“Home Plans and Specifications” shall mean, with respect to a Project, the final set of architectural, structural, mechanical and electrical plans and specifications for the Homes to

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

be included within such Project, including all supplements, amendments and modifications thereto signed by the architect, all in form and substance reasonably satisfactory to the Lender and the Inspector.

“Indemnified Party” shall mean the Lender and any Affiliate of Lender and any successors or assigns of Lender or any such Affiliate and each of their officers, directors, employees, agents, attorneys, consultants, advisors and Affiliates.

“Independent Project Commitment Amount” shall mean, at any date of determination, the aggregate amount of outstanding loan commitments issued by the Lender and/or Residential Funding Corporation to the Borrower or its Affiliates with respect to projects which are not cross-collateralized with the Projects and which are evidenced by promissory notes other than the Note. For purposes of this Agreement, the “Independent Project Commitment Amount” shall (i) automatically increase by the amount of any new loan commitment issued by the Lender or Residential Funding Corporation to the Borrower or its Affiliates with respect to a project which is not cross-collateralized with the Projects and which is evidenced by a promissory note other than the Note, with such automatic increase to become effective on the date of issuance of such new loan commitment, and (ii) reduce by the amount of any reduction in the Independent Project Commitment Amount, with such reduction to become effective only upon delivery by the Lender or Residential Funding Corporation to the Borrower or its applicable Affiliate of a written notice which serves to reduce a specific loan commitment by the amount specified in such written notice.

“Inspector” shall mean, with respect to a Project, the inspector(s) or engineer(s) engaged by the Lender, at the expense of the Borrower, to provide to Lender consultation services in connection with the Project.

“Interest Due Date” shall mean the fifteenth (15th) calendar day of each month in which the Lender has sent a statement of interest due pursuant to the terms of Section 2.7(b).

“Land” shall mean, with respect to a Project, that certain real property which is suitable for and substantially entitled for the construction of Homes thereon and related on and off-site improvements and upon which the Borrower will perform the Development Work (if applicable) and construct the Homes, as such real property is legally described in the Deed of Trust.

“Land Banking” shall mean the practice of acquiring unimproved real property and not commencing the initial phase of development of such real property within six (6) months after the date of acquisition.

“Land Speculation” shall mean the practice of acquiring either (i) unimproved real property and reselling such real property without adding value by development of such real

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

property, or (ii) real property for which a tentative tract map or the equivalent of a tentative tract map has not been obtained or which is not substantially entitled for the development of a residential project.

“Laws and Regulations” shall mean, with respect to a Project, (i) all laws, regulations, orders, codes, ordinances, rules, statutes and policies of all local, regional, county, state and federal governmental authorities having jurisdiction over such Project and (ii) all restrictive covenants and other title encumbrances, permits and approvals, leases and other rental agreements which in any case related to the development, occupancy, ownership, management, use, and/or operation of such Project.

“Lender” shall mean RFC Construction Funding Corp., a Delaware corporation, its successors and assigns.

“Lender’s Release Price” shall mean, with respect to any Lot and/or Unit which the Borrower requests the Lender to release from the lien of a Deed of Trust, the amount required to be paid to the Lender prior to such release, which amount shall equal the sum of (i) if the Lot or Unit is in a High Advance Rate Project, the Additional Loan Fee for such Lot or Unit plus (ii) the amount specified in Section 2.6(a) for such Lot or Unit, plus (iii) any past due interest or fees owed to the Lender pursuant to the terms of the Loan Documents.

“Letter of Credit” shall mean any letter of credit issued by GMAC pursuant to Section 6.24 of this Loan Agreement or pursuant to Section 6.24 of the Original Loan Agreement.

“Letter of Credit Amount” shall mean the sum of (a) the aggregate amount available for drawing under all of the outstanding Letters of Credit and (b) the aggregate amount of all outstanding Obligations of Reimbursement with respect to Letters of Credit which have been drawn upon.

“Loan” shall mean the revolving loan described in this Loan Agreement in a principal amount not to exceed the Loan Amount.

“Loan Agreement” shall mean this Amended and Restated Loan Agreement, as this loan agreement may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Loan Amount” Shall mean, at any date of determination, an amount equal to (a) One Hundred Fifty Million Dollars ($150,000,000), minus (b) the outstanding principal amount of the loans under the Independent Project Commitment Amount, subject to reduction pursuant to Section 2.15.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Loan Documents” shall mean, as to the Loan, all documents, instruments, agreements, assignments and certificates relating thereto, including, without limitation, any and all loan or credit agreements, promissory notes, deeds of trust, mortgages, security agreements, assignments of rents, assignments of leases, assignments of contracts, environmental indemnities, guaranties, contractor’s consent agreements, lender’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions, architect’s consent agreements, and UCC-1 financing statements in connection with Lender making the Loan to Borrower, as the same may be amended or otherwise modified from time to time in accordance with this Loan Agreement. The Loan Documents shall include, but not be limited to, the following:

(a) this Loan Agreement;

(b) the Note;

(c) the Guaranty;

(d) the Environmental Indemnity;

(e) the Assignment;

(f) the Title Policy; and

(g) the Project Documents.

“Loan Parties” shall mean the Borrower and the Guarantor.

“Lot Percentage Completed” shall have the meaning given in Section 3.2(c)(2).

“Lot Staged Draw Schedule” shall mean, with respect to a Project, the various stages of construction of the Development Work, which such Stages, and the completion of the Development Work which fit within each such Stage, shall be specified in the Project Commitment.

“Lots” shall mean, with respect to a Project, the tracts of real property within the Land that have been or will be developed for the subsequent construction thereon of Homes.

“Map” shall mean a final subdivision or parcel map for a Project consistent with the Plans and Specifications for such Project and the Laws and Regulations applicable to such Project, which “Map” shall be acceptable to the Lender in the Lender’s sole discretion.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Material Adverse Change” shall mean any material and adverse change in, or a change which has a material adverse effect upon, any of:

(a) the business, properties, operations or condition (financial or otherwise) of any Loan Party since either or both of (i) the financial condition reflected in the December 31, 2003 audited financial statements of the Loan Parties, or (ii) the date of the most recent financial statements delivered to the Lender in connection with the Loan; or

(b) the legal or financial ability of either of any Loan Party to perform its obligations under the Loan Documents to which it is a party and to avoid any Potential Default or Event of Default; or

(c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Maturity Date” shall mean the first to occur of (i) September 24, 2008 (as such date may be extended in writing by Lender and Borrower from time to time), or (ii) the date on which the Loan is required to be repaid pursuant to Section 8.2.

“Model Unit” shall mean, with respect to a Project, any Unit which is not subject to a Sales Agreement and which the Borrower has designated as a model home to be used in marketing the Project, the number of which such model homes shall be limited as set forth in the Project Commitment.

“Net Income” of the Guarantor and its Subsidiaries (including the Borrower) means, with respect to a calendar year, the after-tax net income of the Guarantor and its Subsidiaries (including the Borrower) on a consolidated basis for such calendar year determined in accordance with GAAP, before any extraordinary losses.

“Net Sales Proceeds” shall mean the proceeds from the sale of a Lot and/or Unit deducting a reasonable real estate commission and closing costs, which real estate commission and closing costs shall not exceed five percent (5%) of the gross sales price for such Lot and/or Unit.

“Note” shall mean that certain Revolving Promissory Note dated as of the date of this Loan Agreement and executed by Borrower, as maker, and made payable to the order of Lender, as holder, in the principal amount of One Hundred Fifty Million Dollars ($150,000,000) and maturing on the Maturity Date, to evidence the Loan, as such Revolving Promissory Note may be amended, extended, renewed, replaced or otherwise modified from time to time, which Note has been issued in replacement of and substitution for, but not in payment of, that certain Revolving Promissory Note dated as of January 10, 2003, and executed by Borrower, as maker, and made payable to the order of the Lender, as holder, in the principal amount of One Hundred Fifty Million Dollars ($150,000,000).

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Obligation of Reimbursement” has the meaning specified in Section 6.24(e) of the Loan Agreement.

“Original Loan Agreement” has the meaning specified in the Recitals.

“Permitted Exceptions” shall mean, with respect to a Project, (i) real estate taxes and assessments not yet due and payable and possible supplemental assessments for improvements constructed on the Land, (ii) exceptions to title which are approved in writing by the Lender, and (iii) the exceptions set forth in the Title Policy or in any Title Policy Endorsement accepted by Lender.

“Person” shall mean an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plans and Specifications” shall mean, with respect to a Project, the Development Work Plans and Specifications for such Project and the Home Plans and Specifications for such Project, collectively.

“Potential Default” shall mean the existence of any event, which with the giving of notice, the passage of time, or both, would constitute an Event of Default hereunder or an event of default (however described) under any other of the Loan Documents.

“Prepayment Price” shall mean an amount equal to (i) the principal amount of the Loan to be prepaid, as requested by the Borrower, with no premium thereon, plus (ii) all accrued interest to the date of prepayment on the principal amount prepaid, together with other fees and expenses due and owing to Lender pursuant to the terms of the Loan Documents.

“Prime Rate” shall mean the rate that is indicated in the Telerate as the prime lending rate announced from time to time by Bank One, National Association, a national banking association, as in effect from time to time, it being understood that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. In the event that such rate is no longer shown in the Telerate, Borrower and Lender shall reasonably agree on a substitute source for determining the prime lending rate of Bank One, National Association.

“Project” shall mean any acquisition, development and/or construction project of the Borrower as to which the Lender has issued a Project Commitment and made proceeds of the Loan available for disbursement, which such project shall include the Land, the Development Work and/or the Homes to be completed on the Land.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Project Commitment” shall mean, with respect to a Project, the commitment issued by the Lender to the Borrower for the Project, wherein the Lender agrees, subject to the terms and conditions of this Loan Agreement and such “Project Commitment”, to make proceeds of the Loan available for the Project, and, if applicable, to arrange for the issuance of a Letter of Credit for the Project. The Project Commitments shall be substantially in the form of Exhibit D.

“Project Documents” shall mean, with respect to a Project, all documents, instruments, agreements, assignments and certificates relating thereto, including, without limitation, any and all loan or credit agreements, promissory notes, deeds of trust, mortgages, security agreements, assignments of rents, assignments of leases, assignments of contracts, environmental indemnities, guaranties, contractor’s consent agreements, lender’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions, architect’s consent agreements, and UCC-1 financing statements in connection with Lender making proceeds of the Loan available to the Borrower for the Project, as the same may be amended or otherwise modified from time to time in accordance with this Loan Agreement. The Project Documents shall include, but not be limited to, the following:

(a) the Project Commitment;

(b) the Deed of Trust or a modification to the Deed of Trust;

(c) the UCC Financing Statement;

(d) the Title Policy Endorsement;

(e) the Plans and Specifications; and

(f) the Letter of Credit (if any).

The Project Documents shall include those forms of documents, instruments, agreements, assignments and certificates for the States of California, Arizona and Nevada which the Lender has approved in connection with the execution and delivery of the Original Loan Agreement, as evidenced by a written certificate of the Lender. The forms of the Project Documents may be supplemented or amended from time to time to add or amend form Project Documents approved by Lender and Borrower.

“Project Maturity Date” shall mean, with respect to a Project as to which the Lender has agreed that advances of the Loan under the ABF Program shall be made for Land acquisition and the construction of Development Work, the date which is set forth in the Project Commitment for such Project as the “Project Maturity Date”, which shall be the date

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

from and after which all Lots and Units related to such Project will be excluded from the Borrowing Base Value for purposes of the ABF Program.

“Project Requirements” shall mean, for any project proposed to be included as a Project pursuant to the terms of this Loan Agreement, the requirements listed in Exhibit B.

“Project Security Instruments” shall mean, with respect to a Project, all pledge agreements, guaranties, deeds of trust, mortgages, security agreements, assignments and other agreements or instruments previously executed or to be executed by Borrower granting in favor of Lender a lien or encumbrance on or a security interest in any property or right or interest of Borrower as security for the Loan, as the same may be amended or otherwise modified from time to time in accordance with this Loan Agreement, including but not limited to the following:

(a) the Deed of Trust; and

(b) the UCC Financing Statement.

“Project Underwriting Documents” shall mean, for any project proposed to be included as a Project pursuant to the terms of this Loan Agreement, the documents listed in Exhibit C and any other documents relating to the proposed project which Lender reasonably requests, all in form and substance reasonably satisfactory to the Lender and, as to items A2, A6, B1, B3 and B6, in form and substance reasonably satisfactory to the Inspector.

“Qualified Acquisition and Development Expenditures” shall mean, with respect to a Project for which the acquisition of the Land and the construction of the Development Work is to be funded outside of the ABF Program, the costs related to the acquisition of the Land and the Development Work for such Project for which proceeds of the Loan may be disbursed up to the applicable Acquisition and Development Amount as contemplated by the Project Commitment for such Project, which such costs shall be limited to the following:

(a) the cost of acquiring the Land or the Lots;

(b) the cost of materials and labor for Development Work in place for the Project, but excluding any costs for materials delivered to the Land which have not yet been put in place or materials as to which the Borrower does not have title;

(c) the Acquisition and Development Acquisition Soft Costs and Other Costs; and

(d) the Acquisition and Development Interest Reserve.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

The particular amounts which may be disbursed for each of the categories set forth in paragraphs (a) through (d) above shall be set forth in the Budget for the applicable Project. Amounts in the Budget related to the acquisition of the Land and the Development Work for a Project which are not listed in any of the categories set forth in paragraphs (a) through (d) above shall not be Qualified Acquisition and Development Expenditures.

“RFC CF Asset Based Funding System” shall mean the Lender’s software system on which Lender and Borrower maintain information regarding the Units in the Borrowing Base Collateral, Borrowing Base Value, Borrowing Base Outstanding Amount, Borrowing Base Allowable Disbursement Amount and related information relating to the ABF Program.

“Release” shall mean any presence, use, generating, storing, spilling, leaking, pumping, pouring, emitting, treating, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, or about, on, from, under, within or affecting any Project, or transported to or from any Project, including continuing migration of Hazardous Materials into or through soil, surface water or groundwater, during Borrower’s ownership of such Project, in violation of the Hazardous Materials Laws.

“Rolling Option Project” shall mean a Project as to which (i) the proceeds of the Loan may be used to acquire Finished Lots and construct Homes, and (ii) the Advance Rates are established for a “Rolling Option Project” as described in the applicable Project Commitment.

“Sales Agreement” shall mean a written agreement for the sale of a Lot or a Unit between the Borrower and a person who is not an Affiliate of the Borrower and who has been pre-qualified for the financing necessary to purchase such Lot or Unit, which agreement shall (i) be binding upon such purchaser, (ii) require such purchaser to deposit with the Borrower an “at risk” deposit (which such deposit may be returned to the purchaser, and shall not be “at risk”, in the event the contingencies specified in the agreement are not satisfied), (iii) contain no contingencies to the obligation of such purchaser to purchase such Lot or Unit, other than contingencies related to financing and the sale of another residence; provided that in the event any contingency is not removed within sixty (60) days of the date of the agreement, such agreement shall no longer be considered a “Sales Agreement” for purposes of this Loan Agreement, and (iv) conform to all applicable laws, regulations, codes and ordinances, including those requiring disclosures to prospective and actual buyers.

“Sold Unit” shall mean any Unit which is subject to a Sales Agreement.

“Spec Units” shall mean Units, other than Model Units, which are not subject to a Sales Agreement.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Special Collateral Account” has the meaning specified in Section 6.24(i) of this Loan Agreement.

“Stage” shall mean, with respect to a Project, the various stages of construction of the Development Work or the Homes, as applicable.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Tangible Net Worth” means the difference between (a) the tangible assets of the Guarantor and its Subsidiaries (including the Borrower) on a consolidated basis as determined in accordance with GAAP, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is permitted, and (b) the Total Liabilities of the Guarantor and its Subsidiaries (including the Borrower) on a consolidated basis as determined in accordance with GAAP; provided, however, in no event shall there be included as tangible assets, patents, trademarks, tradenames, copyrights, licenses, goodwill, receivables from Affiliates, prepaid expenses, deposits, deferred loan costs or other deferred charges, or treasury stock or any securities or indebtedness of the Guarantor or its Subsidiaries (including the Borrower), or any other securities unless such securities are readily marketable on a public exchange in the United States of America.

“Title Company” shall mean Fidelity National Title Insurance Company or any other title insurance company approved in writing by the Lender.

“Title Policy” shall mean that certain policy or policies of title insurance accepted by the Lender for all of the Projects, which policy or policies of title insurance shall (i) be an ALTA loan form (1970 form, revised 10-17-84, or the equivalent thereof) title insurance policy, (ii) be issued in the amount of the original principal amount of the Note, (iii) be issued by the Title Company, (iv) insure the Lender that the applicable Deed of Trust is an enforceable first lien against marketable fee simple title to all of the Projects, subject only to Permitted Exceptions, (v) provide mechanics’ lien coverage, and (vi) have appended thereto a comprehensive endorsement, a usury endorsement, a revolving loan credit and variable rate endorsement, an environmental lien endorsement and such other endorsements as are generally required by lenders in the area in which the Projects are located, and otherwise in form and substance reasonably satisfactory to Lender.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Title Policy Endorsement” shall mean an endorsement to the Title Policy, in form and content acceptable to the Lender, to be delivered to the Lender pursuant to the terms of this Loan Agreement.

“Total Liabilities” shall mean the aggregate amount of all liabilities of the Guarantor and its Subsidiaries (including the Borrower) reported on a consolidated basis as computed in accordance with GAAP.

“Transfer” shall mean the occurrence of any of the following:

(a) any sale, conveyance, assignment, transfer, alienation, mortgage, conveyance, of security title, encumbrance or other disposition of any Project, of any kind, or any other transaction the result of which is, directly or indirectly, to divest Borrower of any portion of its title to or interest in any Project, voluntarily or involuntarily;

(b) any merger, consolidation or dissolution involving Borrower or the sale or transfer of a significant portion of the assets of Borrower;

(c) any merger, consolidation or dissolution involving Guarantor or any sale, conveyance, assignment, transfer, alienation, encumbrance or other disposition by Guarantor of any of its stock in Borrower or any other transaction or event the result of which is directly or indirectly to cause Guarantor to own less than one hundred percent (100%) of the outstanding stock if Borrower.

(d) any conveyance, assignment, transfer or other disposition (at one time or over a period of time) of any of the stock of Guarantor owned at any time by William Lyon (“General Lyon”) or William H. Lyon (“Mr. Lyon”) (collectively, General Lyon and Mr. Lyon are herein called the “Lyons”) or any issuance of additional stock in Guarantor or any other event the result of which is to dilute, decrease or eliminate the Lyons’ ownership interest in Guarantor, unless, after giving effect to any such conveyance, assignment, transfer, other disposition, issuance or other event, the Lyons and/or a Qualified Transferee (defined below) (i) retain control of Guarantor, (ii) continue to own at least forty percent (40%) of the outstanding stock of Guarantor at all times subsequent to such conveyance, assignment, transfer, other disposition, issuance or other event on a continuous and full time basis with the power and responsibility to manage the material day to day operations of Guarantor, Borrower and their Subsidiaries, and (iii) any three (3) of Wade Cable, Thomas J. Mitchell, Douglas F. Bauer, Richard S. Robinson or Michael D. Grubbs continue to be employed by Guarantor and Borrower at all times subsequent to the transfer on a continuous and full time basis with power and responsibility to manage the material day to day operations of Guarantor, Borrower and their Subsidiaries. For purposes of

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

this subsection (d), a “Qualified Transferee” is a transferee which must be (1) the executor of the estate of General Lyon, (2) a member of the immediate family of General Lyon, or (3) the trustee of a trust established and continuously maintained for the sole benefit of the immediate family of General Lyon.

“UCC Financing Statement” shall mean, with respect to a Project, a UCC financing statement naming Borrower, as debtor, in favor of Lender, as secured party, in connection with Lender making proceeds of the Loan available to the Borrower for such Project, as such UCC financing statement may be amended or otherwise modified from time to time.

“Unit” shall mean a Lot and the Home constructed on such Lot.

“Value” shall mean the value which an Appraiser (or if no Appraisal Report is required by Lender, Lender) assigns to the Project or any part thereof as to which a value is being determined, as set forth in an Appraisal Report (if an Appraisal Report is required by Lender) and based upon the following:

(a) with respect to High Advance Rate Projects, and for purposes of determining the Additional Loan Fee payable in the event the Lender has advanced proceeds of the Loan to finance the acquisition of the Land and the Development Work, and the Borrower finances the construction of a Home from a source other than the Lender or sells a Lot to another builder, the value of such Lot shall be determined based on the “as if complete” value of such Lot after completion of all Development Work;

(b) the value of the Land or any part thereof which is part of a Project shall be determined based on the retail value of the Land after completion of all Development Work;

(c) the value of any Sold Unit, whether or not the Home has been commenced or completed, shall be determined based upon the sales price set forth in the Sales Agreement; and

(d) the value of any Model Unit or Spec Unit, whether or not the Home has been commenced or completed, shall be determined based upon the “as-completed” “full retail” value of the base model of the applicable Unit set forth in an Appraisal, exclusive of options, extras, upgrades and lot/location premiums except to the extent set forth in the applicable Project Commitment.

“WIP Report” shall mean a Work in Progress Report related to the Borrower’s Units included in the ABF Program, which report shall be generated by the Lender from the RFC CF Asset Based Funding System.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Section 1.2. Other Definitional Provisions.

(a) Accounting terms not defined herein shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under GAAP, the definitions contained herein shall control.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.

(c) In this Loan Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

ARTICLE II

THE LOAN

Section 2.1. Agreement to Lend and Borrow; Evidence of Indebtedness and Maturity.

(a) Lender agrees, on the terms and conditions hereinafter set forth, to make the Loan to Borrower for the purpose of providing financing for Projects; provided, however, that (i) the sum of the outstanding principal balances of advances under the Loan made for the acquisition of Land and the construction of Development Work outside of the ABF Program, the Borrowing Base Outstanding Amount and the Letter of Credit Amount shall not exceed at any time the Loan Amount, (ii) the advances of the Loan made with respect to the acquisition of Land and the construction of Development Work outside of the ABF Program for any given Project shall not exceed at any time the Acquisition and Development Amount specified in the applicable Project Commitment for such Project, (iii) the Borrowing Base Outstanding Amount shall not exceed at any time the Borrowing Base Value, and (iv) the obligation of the Lender to make the Loan is conditioned upon, among other things, the Lender’s receipt of the documents set forth in Exhibit A attached hereto. Borrower and Lender acknowledge that although the sum of the Acquisition and Development Amounts outside of the ABF Program, the Borrowing Base Outstanding Amount and the Letter of Credit Amount at any given date of determination may exceed the Loan Amount, Lender shall have no obligation to make any advance of Loan proceeds which would cause the sum of the outstanding principal balance of the Loan and the Letter of Credit Amount to exceed the Loan Amount. The Borrower shall repay the Loan pursuant to Section 2.6, may prepay the Loan pursuant to Section 2.8 and may reborrow proceeds of the Loan pursuant to this Section 2.1(a).

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(b) Concurrent with the execution and delivery of this Loan Agreement, the Borrower shall execute and deliver to the Lender the Note, evidencing the indebtedness incurred by the Borrower pursuant to the terms of this Loan Agreement.

(c) The outstanding principal balance of the Loan, together with accrued and unpaid interest thereon and all other amounts payable by Borrower under the terms of the Loan Documents, shall be due and payable on the Maturity Date.

Section 2.2. Disbursements of the Loan. The Lender shall make disbursements of the Loan in accordance with and subject to the terms of Article III hereof.

Section 2.3. Use of Disbursements. Borrower shall ensure the use of disbursements of the Loan only for purposes permitted by this Loan Agreement.

Section 2.4. Commitment Fees.

(a) During the period from the date of this Loan Agreement until the Approval Period Termination Date, the Commitment Fee shall be an annual fee determined in advance for the applicable annual period. The Borrower shall pay to Lender the annual Commitment Fee for each annual period in which the Commitment Fee is required to be paid; provided, however, that the Lender agrees that the Borrower may pay such annual Commitment Fee in advance in equal quarterly installments; provided further, however, that the fact that the Commitment Fee may be paid in quarterly installments does not alter the character of the Commitment Fee as an annual fee, payable for the applicable annual period. During the period from the date of this Loan Agreement through the Approval Period Termination Date, on January 1, April 1, July 1 and October 1 of each year, the Borrower shall pay the quarterly installment of the Commitment Fee due with respect to the applicable annual period.

(b) On and after the Approval Period Termination Date, the Commitment Fee shall be a semi-annual fee determined in advance for the applicable semi-annual period. The Borrower shall pay to Lender the semi-annual Commitment Fee for each semi-annual period in which the Commitment Fee is required to be paid; provided, however, that the Lender agrees that the Borrower may pay such semi-annual Commitment Fee in advance in equal quarterly installments; provided further, however, that the fact that the Commitment Fee may be paid in quarterly installments does not alter the character of the Commitment Fee as a semi-annual fee, payable for the applicable semi-annual period. On and after the Approval Period Termination Date, the Commitment Fee shall be paid as follows:

(1) The initial quarterly installment of the Commitment Fee shall be paid on the Approval Period Termination Date.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(2) On January 1, April 1, July 1 and October 1 of each year commencing with the first such date after the Approval Period Termination Date, the Borrower shall pay the quarterly installment of the Commitment Fee due with respect to the applicable semi-annual fee.

(c) If Borrower fails to pay any Commitment Fee as required under this Section 2.4 in a timely manner, Borrower hereby authorizes Lender to disburse to itself proceeds of the Loan to pay such Commitment Fee. Lender in its sole discretion (but without any obligation to do so) may make such disbursements notwithstanding the existence of an Event of Default or Potential Default. Such disbursements shall be added to the outstanding principal balance of the Loan. The authorization hereby granted is irrevocable, and no further direction or authorization from Borrower is necessary for Lender to make such disbursements. If Lender disburses to itself Loan proceeds to pay itself a Commitment Fee without first having received a request from Borrower to make such a disbursement, then Lender shall send to Borrower a statement that shows the amount of Loan proceeds disbursed to pay such Commitment Fee and an explanation of Lender’s calculation of the amount thereof.

Section 2.5. Increase in Commitment Fee as a Result of Increase in the Loan Amount; No Reduction in Commitment Fee Regardless of Reductions in the Loan Amount. The Borrower acknowledges that prior to the Approval Period Termination Date the Commitment Fee required to be paid to the Lender pursuant to the provisions of Section 2.4 shall be due and owing to the Lender in advance for each annual period, regardless of whether the Loan remains outstanding for the entire annual period, and regardless of whether the Loan Amount decreases during such annual period, and in the event either the Borrower repays or is required to repay the Loan prior to the end of such annual period, or the Loan Amount decreases prior to the end of such annual period, the Borrower shall not be entitled to any refund of the Commitment Fee previously paid. The Borrower further acknowledges that on and after the Approval Period Termination Date the Commitment Fee required to be paid to the Lender pursuant to the provisions of Section 2.4 shall be due and owing to the Lender in advance for each semi-annual period, regardless of whether the Loan remains outstanding for the entire semi-annual period, and regardless of whether the Loan Amount decreases during such semi-annual period, and in the event either the Borrower repays or is required to repay the Loan prior to the end of such semi-annual period, or the Loan Amount decreases prior to the end of such semi-annual period, the Borrower shall not be entitled to any refund of the Commitment Fee previously paid. Upon termination of this Loan Agreement, no additional Commitment Fee shall thereafter be due to the Lender.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Section 2.6. Repayment of Principal. Principal of the Loan shall be due and payable as follows:

(a) Upon the sale of a Lot or Unit, the Borrower shall repay the principal amount of the Loan in an amount equal to the greater of (i) one hundred percent (100%) of the Net Sales Proceeds arising from the sale of such Lot or Unit (after payment of the Additional Loan Fee related to such Lot or Unit, if applicable) or (ii) the sum of (A) the Applicable Acquisition and Development Principal Repayment Percentage of the total amount of the Loan outside of the ABF Program budgeted for the acquisition of such Lot plus the Development Work related to such Lot (including Acquisition and Development Soft Costs and Other Costs related to the acquisition of the Land and the Development Work), plus (B) one hundred percent (100%) of the Borrowing Base Value of such Lot or Unit. Each principal payment received by Lender shall be applied first to repay the Applicable Acquisition and Development Principal Repayment Percentage of the total amount of the Loan outside of the ABF Program budgeted for the acquisition of such Lot plus the Development Work related to such Lot (including Acquisition Soft Costs and Other Costs related to the acquisition of the Land and the Development Work), with the remainder of such principal payment being applied to the Borrowing Base Outstanding Amount. The principal payments described above shall continue to be made until such time as the total amount of the Loan related to such Project outside of the ABF Program has been paid in full and the Borrowing Base Outstanding Amount has been paid in full. Thereafter, the principal payments described above shall continue to be made and shall be applied to the outstanding principal balance of the Loan related to other Projects outside of the ABF Program as specified by the Borrower and agreed to by the Lender.

(b) If the amount of the Loan disbursed for the acquisition of the Land and the Development Work outside of the ABF Program for a Project has not been repaid on or before the Acquisition and Development Maturity Date for such Project, the Borrower shall on such date repay the entire principal amount of the Loan disbursed for the acquisition of the Land and the Development Work outside of the ABF Program for such Project.

(c) In the event that the Borrowing Base Outstanding Amount shall at any time exceed the Borrowing Base Value, the Borrower shall immediately make a principal repayment of the Borrowing Base Outstanding Amount in an amount sufficient to eliminate any such excess.

(d) In the event that the sum of the outstanding principal balances of advances under the Loan made for the acquisition of Land and Development Work outside of the ABF Program for Projects, the Borrowing Base Outstanding Amount

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

and the Letter of Credit Amount shall at any time exceed the Loan Amount, the Borrower shall immediately pay to the Lender a principal repayment of the Borrowing Base Outstanding Amount in an amount sufficient to eliminate any such excess.

(e) On any date that the Lender makes any payment with respect to a Letter of Credit, the Borrower shall pay to the Lender an amount equal to the amount so paid by the Lender with respect to the Letter of Credit.

(f) On the Maturity Date, the Borrower shall repay the entire remaining principal amount of the Loan.

Section 2.7. Interest.

(a) The Loan shall bear interest on the unpaid principal thereof at the per annum rate of the Prime Rate plus one-fourth of one percent (.25%). Throughout the term of the Loan, interest shall be calculated on the basis of a 360-day year consisting of twelve (12) thirty (30) day months.

(b) On or before the fifth (5th) Business Day of each month, the Lender shall send to Borrower a statement setting forth the amount of interest due for the previous month. Borrower shall pay the interest due for the previous month on or before the Interest Due Date, except if the Borrower has elected, with respect to any Project, to include in the Budget for such Project an Acquisition and Development Interest Reserve, then the Borrower may direct the Lender to make a disbursement of the Loan to pay the interest due on the Loan with respect to such Project until such time as such Acquisition and Development Interest Reserve is fully disbursed, upon and subject to the terms and conditions contained herein.

Section 2.8. Prepayment of the Loan. Borrower shall have the right to prepay the Loan at any time, in full or in part at a price equal to the Prepayment Price. Any partial prepayment of the Loan shall be accompanied by a statement wherein the Borrower specifies (i) whether such prepayment is to be applied to the Borrowing Base Outstanding Amount or to a given Project as to which the Land acquisition and the construction of Development Work has been funded outside of the ABF Program, and (ii) if the prepayment is to be applied to a Project as to which the Land acquisition and the construction of Development Work has been funded outside of the ABF Program, the particular Lots and/or Units, to which such prepayment is to be applied.

Section 2.9. Security. Payment of the Loan by Borrower and performance of Borrower’s other obligations under the Loan Documents shall be secured by the collateral described in the Project Security Instruments, which Borrower warrants shall create a valid and first-lien position with respect to the Projects subject to Permitted Exceptions.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Section 2.10. Payments. All payments of principal and interest on the Loan shall be made to the Lender by federal funds wire transfer as instructed by the Lender in immediately available funds not later than 1:00 p.m. (Minneapolis time) on the dates such payments are to be made. Any payment received after 1:00 p.m. (Minneapolis time) shall be deemed received by the Lender on the next Business Day. All computations of interest and fees under the Loan Documents shall be made by Lender on the basis of a year of 360 days, comprised of twelve (12) thirty (30) day months. If any payment of interest or principal to be made by Borrower shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest with respect to such payment.

Section 2.11. Extension. Borrower may, not earlier than ninety (90) days and not later than forty five (45) days prior to the then effective Approval Period Termination Date (as it may be extended from time to time pursuant to this Section 2.11), request in writing that the Approval Period and the Maturity Date each be extended for twelve (12) months, or an increment thereof. Lender may, in its sole and absolute discretion, consent or not consent to such request by giving written notice thereof to Borrower not less than thirty (30) days prior to the then effective Approval Period Termination Date. If Lender fails to give such notice Lender shall be deemed not to have consented to such extension. If the Lender consents to such request, the Approval Period Termination Date and the Maturity Date shall each be extended twelve (12) months, or an increment thereof, from the then effective Approval Period Termination Date and Maturity Date, respectively.

Section 2.12. Applications of Payments; Late Charges.

(a) Payments received by Lender pursuant to the terms hereof shall be applied in the following manner:

(1) first, to the payment of all expenses, charges, costs and fees incurred by or payable to Lender and for which Borrower is obligated pursuant to the terms of the Loan Documents;

(2) second, to the payment of all interest accrued to the date of such payment, except that the payments made pursuant to Section 2.6(a) through (f) shall be applied to the payment of principal in accordance with subparagraph (3) below and not to the payment of interest; and

(3) third, to the payment of principal.

Notwithstanding anything to the contrary contained in this Loan Agreement, after the occurrence and during the continuation of an Event of Default, all amounts received

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

by Lender from any party shall be applied in such order as Lender, in its sole discretion, may elect.

(b) If any installment of interest and/or the payment of principal is not received by Lender within five (5) Business Days after the due date thereof, then in addition to the remedies conferred upon Lender pursuant to Section 8.2 hereof and the other Loan Documents, the Lender may elect to assess a late charge of four percent (4%) of the amount of the installment due and unpaid, which such late charge will be added to the delinquent amount to compensate Lender for the expense of handling the delinquency. Borrower and Lender agree that such late charge represents a good faith and fair and reasonable estimate of the probable cost to Lender of such delinquency. Borrower acknowledges that during the time that any such amount shall be in default, Lender will incur losses which are impracticable, costly and inconvenient to ascertain and that such late charge represents a reasonable sum considering all of the circumstances existing on the date of the execution of this Loan Agreement and represents a reasonable estimate of the losses Lender will incur by reason of late payment. Borrower further agrees that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of such late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Lender from exercising any of the other rights and remedies available hereunder.

Section 2.13. Interest Rate Limitation. The provisions of this Loan Agreement and the other Loan Documents are hereby expressly limited so that in no contingency or event whatever shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the sums evidenced by this Loan Agreement exceed the maximum amount permissible under applicable law. If from any circumstance whatever the performance or fulfillment of any provision of this Loan Agreement or of any other Loan Document should involve or purport to require any payment in excess of the limit prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if, from any circumstance whatever, Lender should ever receive as interest an amount which would exceed the highest lawful rate under applicable law, then the amount which would be excessive interest shall be applied as an optional reduction of principal in accordance with the terms of Section 2.8 of this Loan Agreement (or, at Lender’s option, be paid over to Borrower), and shall not be counted as interest.

Section 2.14. Revolving Nature of Loan. The Loan is a revolving loan, and until the Approval Period Termination Date, any amounts which are repaid may, subject to the terms of the Loan Documents limiting the amounts which may be drawn for any Project and the terms restricting disbursements of proceeds of the Loan, be redrawn for another Project; provided, however, that amounts of the Loan which are disbursed with respect to acquisition

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

of Land and Development Work outside of the ABF Program cannot be disbursed again with respect to that Project unless otherwise expressly provided in the Project Commitment with respect to such Project.

Section 2.15. Voluntary Permanent Reduction in the Loan Amount. From and after the Approval Period Termination Date, Borrower may from time to time, upon written notice given by Borrower to Lender not less than thirty (30) days prior to the end of the then-current semi-annual period for the Commitment Fee, elect to permanently reduce the Loan Amount; provided, however, that (i) the Loan Amount, after giving effect to any such permanent reduction, shall not be less than an amount which the Lender reasonably determines will be necessary to complete the Development Work and all of the Homes in all of the Projects, and (ii) the amount of any such permanent reduction shall be Five Million Dollars ($5,000,000) or a greater amount in One Million Dollars ($1,000,000) increments. Provided that the Borrower provides the required written notice to Lender within the thirty (30) day period specified above, the applicable reduction in the Loan Amount under this Section 2.15 shall become effective on the first day of the next semi-annual period for the Commitment Fee.

ARTICLE III

APPROVAL OF PROJECTS AND DISBURSEMENTS

Section 3.1. Project Approval and Project Commitments.

(a) During the Approval Period, the Borrower may submit to Lender projects proposed to be included as Projects, all pursuant to and in accordance with the terms of this Loan Agreement, and upon approval as a Project, disbursements of the Loan may be made in accordance with the provisions of this Loan Agreement.

(b) In order to include a proposed project as a Project, Borrower shall submit to Lender a complete description of the proposed project, including the Project Underwriting Documents, and evidence that the proposed project complies with the Project Requirements.

(c) Upon its receipt of the Project Underwriting Documents and evidence that the proposed project complies with the Project Requirements, Lender shall have thirty (30) days to review and, in its sole and absolute discretion and acting in good faith, approve or disapprove the proposed project as a Project which may be financed from proceeds of the Loan. In the event a proposed project complies with the Project Requirements and the Lender disapproves the proposed project, the Lender shall disclose in writing to the Borrower the reasons for the Lender’s disapproval. Upon any such approval, Lender shall issue a Project Commitment with respect thereto and such proposed project shall become a Project for purposes of this Loan Agreement. The Project Commitment for each Project will specify, among other things, whether

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the acquisition of Land and the Development Work for such Project is to be funded by advances of the Loan under the ABF Program or outside of the ABF Program, and if the acquisition of Land and the construction of Development Work is to be funded by advances of the Loan outside of the ABF Program, the Project Commitment will specify the Acquisition and Development Amount for such Project, which amount once disbursed and repaid cannot be disbursed again with respect to such Project unless otherwise expressly provided in the Project Commitment with respect to such Project.

Section 3.2. The ABF Program. The construction of Homes in a Project and, if specified in the applicable Project Commitment, the acquisition of Land and the construction of Development Work for such Project, shall be funded through the ABF Program, in accordance with the conditions and procedures set forth below:

(a) Pledging of Borrowing Base Collateral.

(1) On the date of execution and delivery of this Loan Agreement, the Borrowing Base Collateral shall consist of those Units, if any, encumbered by the lien of the Deed of Trust as of the date of this Loan Agreement. The Borrower may pledge Additional Units as part of the Borrowing Base Collateral, subject to the terms of this Section 3.2.

(2) No Additional Unit may become part of the Borrowing Base Collateral unless it is within a Project for which the Lender has issued a Project Commitment to include such Project in the ABF Program.

(3) In order to pledge an Additional Unit as part of the Borrowing Base Collateral, the Borrower shall be required to meet the following conditions precedent with respect to such pledge:

(i) the Additional Unit must be located in a Project for which the Lender has issued a Project Commitment to include such Project in the ABF Program and shall not have been previously included as part of the Borrowing Base Collateral;

(ii) the Borrower shall notify Lender of Borrower’s request to include such Additional Unit by making the appropriate entries in the RFC CF Asset Based Funding System;

(iii) if the Lender does not already have a Deed of Trust, UCC Financing Statement and Title Policy acceptable to the Lender covering such Additional Unit, the Borrower shall deliver to the Lender a Deed

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of Trust (or if requested by Lender, a deed of trust modification agreement), a UCC Financing Statement and a Title Policy (or if requested by Lender, a Title Policy Endorsement) relating to such Additional Unit, each of which shall be in form and substance acceptable to Lender in Lender’s sole discretion;

(iv) if requested by the Lender, the Borrower shall deliver to the Lender recording and closing affidavits and certificates, closing statements, documents establishing that all taxes, charges, filing registration and recording fees, excises and levies imposed by reason of Lender taking a Deed of Trust on the Additional Unit have been paid, and all other documents and instruments customarily delivered in connection with deed of trust transactions in the jurisdiction in which such Additional Unit is located, each of which shall be in form and substance acceptable to Lender in Lender’s sole discretion; and

(v) if requested by the Lender, the Borrower shall deliver to Lender a favorable opinion of counsel with respect to the Deed of Trust (or, if requested by Lender, the deed of trust modification agreement) and each other Loan Document delivered with respect to the pledge of such Additional Units in form and substance satisfactory to Lender.

(b) WIP Reports.

(1) From time to time at the discretion of the Lender, Lender shall generate an updated WIP Report related to the Borrower’s Units included in the Borrowing Base Collateral. The Lender shall utilize the WIP Report in determining the Borrowing Base Lot Amount, the Borrowing Base Home Amount, the Borrowing Base Value, the Borrowing Base Outstanding Amount, the Borrowing Base Allowable Disbursement Amount and other information related to the Units included in the ABF Program.

(2) The Borrower shall promptly from time to time update information in the RFC CF Asset Based Funding System to reflect the inclusion of Additional Units, changes in Stages of construction of Development Work on Lots under the ABF Program, changes in Stages of construction of Homes, etc. All information updated by Borrower in the RFC CF Asset Based Funding System must be approved by Lender and may be adjusted or modified by Lender in its sole discretion. Lender, in its sole discretion, may update the RFC CF Asset Based Funding System to reflect such changes in the Homes and other matters as Lender determines, including, without limitation, changes to reflect sales of Units.

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(3) The Lender may, on any date it determines, deliver a copy of the most recently generated WIP Report to the Inspector. The Inspector shall take such actions as the Lender and Inspector deem necessary to verify the status of the Borrowing Base Collateral as set forth in such WIP Report, including random inspections of the Projects to confirm the accuracy of the WIP Report. The Borrower shall take any and all actions requested by the Lender or Inspector to enable the Inspector to make such verifications, including but not limited to taking such actions as are necessary to allow the Inspector access to the Projects. The Borrower shall pay the costs and expenses of such inspections, provided, however, that so long as a Potential Default or an Event of Default does not exist, the Borrower shall be required to pay for (i) not more than one (1) such inspection each month of the Development Work related to each Project with respect to which the Land acquisition and Development Work is being funded under the ABF Program, and (ii) not more than one (1) such inspection during each calendar quarter of each of the Homes in each of the Projects during each calendar quarter (the Lender anticipates that the Inspector will inspect approximately one-third (1/3) of all Homes in the ABF Program each month).

(c) Determination of Borrowing Base Value.

(1) The Lender shall determine the Borrowing Base Value, taking into account all Units then comprising the Borrowing Base Collateral (except the Excluded Units and except any Lots or Units excluded as a result of the occurrence of the applicable Project Maturity Date with respect to such Lots or Units), the status of construction, increases in the value of the Borrowing Base Collateral as reflected in the most recently generated WIP Report, decreases in the value of the Borrowing Base Collateral as a result of the release of Borrowing Base Collateral as a result of sales or otherwise, and adjustments to the value of the Borrowing Base Collateral based upon the reports the Lender receives from the Inspector and/or the Appraiser. For purposes of determining the Borrowing Base Value, the Borrower agrees that no value shall be assigned to any Excluded Units or to any Lots or Units which the Lender has excluded as a result of the occurrence of the applicable Project Maturity Date with respect to such Lots or Units. In addition, the Lender, in its sole discretion, may elect to exclude Lots or Units related to a Project in connection with the calculation of the Borrowing Base Value if the Lender determines that a Change in the Budget applicable to such Project has occurred as specified in Section 6.15(a) or Section 6.15(b) and the Borrower has not submitted to the Lender a revised Budget for such Project which has been approved by the Lender in its sole discretion.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(2) For purposes of calculating the Borrowing Base Value, the following definitions shall be employed:

“Borrowing Base Lot Amount” shall mean, with respect to any Unit for which the land acquisition and Development Work is to be funded under the ABF Program, the amount which shall be allocated to such Lot included in the ABF Program for purposes of determining the Borrowing Base Value, which amount shall be equal to that amount which is determined by multiplying the Applicable ABF Lot Advance Rate times the Value of such Lot as a Finished Lot. The Borrowing Base Lot Amount shall be determined for each Lot and shall be set forth in the applicable Project Commitments.

“Borrowing Base Home Amount” shall mean the amount which shall be allocated to each Home included in the ABF Program for purposes of determining the Borrowing Base Value, which amount shall be equal that amount which is determined by multiplying the Applicable ABF Home Advance Rate times the Value of the Unit, and subtracting therefrom either the total amount of the Loan disbursed for the land acquisition and budgeted for the Development Work related to such Unit (if the land acquisition and Development Work for such Unit are funded outside of the ABF Program) or the applicable Borrowing Base Lot Amount for such Unit (if the land acquisition and Development Work for such Unit are funded under the ABF Program). The Borrowing Base Home Amounts shall be determined for each design type of Home and shall be set forth in the applicable Project Commitments.

“Applicable ABF Home Advance Rate” shall mean (i) with respect to a Unit in a Conventional Project, 80% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit, (ii) with respect to a Unit in a High Advance Rate Project, 85% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit, and (iii) with respect to a Unit in a Rolling Option Project, 80% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit.

“Applicable ABF Lot Advance Rate” shall mean, with respect to any Unit for which the land acquisition and Development Work is to be funded under the ABF Program, (i) with respect to a Lot in a Conventional Project, the lesser of 70% of the Value of such Lot as a Finished Lot or 85% of the cost of such Lot as a Finished Lot, (ii) with respect to a Lot in a High Advance Rate Project, 90% of the Value of

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such Lot as a Finished Lot, and (iii) with respect to a Finished Lot in a Rolling Option Project, 75% of the cost of such Finished Lot.

“Home Percentage Completed” shall mean, with respect to a Home, the percentage of the construction of the Home which has been completed, which such percentage shall be based upon the percentages in the Home Staged Draw Schedule and shall be set forth in the most recent WIP Report.

“Lot Percentage Completed” shall mean, with respect to any Unit for which land acquisition and Development Work is to be funded under the ABF Program, the percentage of the construction of the Development Work which has been completed, which such percentage shall be based upon the percentages in the Lot Staged Draw Schedule and shall be set forth in the most recent WIP Report.

(3) With respect to a Unit included in the ABF Program, on any date of determination, the Borrowing Base Value for such Unit shall be the sum of (i) the amount which is equal to the Borrowing Base Lot Amount for such Unit multiplied by the Lot Percentage Completed for such Unit, plus (ii) the amount which is equal to the Borrowing Base Home Amount for such Unit multiplied by the Home Percentage Completed for such Unit; provided, however, that (A) Excluded Units shall be excluded in determining the Borrowing Base Value, although such Excluded Units shall remain as part of the collateral for the Loan until any such Excluded Unit is released from the lien of the Deed of Trust in accordance with the terms of the Loan Documents and (B) any Units as to which the applicable Project Maturity Date has occurred shall be excluded in determining the Borrowing Base Value, although such Units shall remain as part of the collateral for the Loan until any such Lot or Unit is released from the lien of the Deed of Trust in accordance with the terms of the Loan Documents.

(4) The Borrowing Base Value for Units included in the ABF Program shall be adjusted by the Lender in its sole discretion (i) to reflect Units which have been removed as Borrowing Base Collateral, (ii) to reflect Units which have become Excluded Units or Units which are excluded as a result of the occurrence of the applicable Project Maturity Date with respect to such Units, (iii) to reflect additional construction of Development Work, as set forth in the most recently generated WIP Report, (iv) to reflect additional construction of the Homes, as set forth in the most recently generated WIP Report, (v) to reflect the addition of Additional Units as part of the Borrowing Base Collateral as approved by the Lender, and (vi) to reflect any change in

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Value based upon reports the Lender receives from the Inspector and/or the Appraiser or otherwise.

(d) Determination of Borrowing Base Allowable Disbursement Amount. The Lender shall determine the Borrowing Base Allowable Disbursement Amount, taking into account changes in the Borrowing Base Value as determined pursuant to Section 3.2(c) above and the Borrowing Base Outstanding Amount on any day of determination. The Borrowing Base Allowable Disbursement Amount is available for disbursement by the Lender to the Borrower subject to the terms and conditions for disbursement set forth in this Loan Agreement.

Section 3.3. Processes and Conditions Relating to Disbursements.

(a) All requests for disbursements of proceeds of the Loan shall comply with the terms of this Section 3.3 and any additional limitations set forth in this Loan Agreement and the Project Commitments. Disbursements related to the acquisition of Land and Development Work outside of the ABF Program with respect Projects shall be available two (2) times per month, subject to the provisions of Section 3.3(d) below. Disbursements related to the acquisition of Land, the construction of Development Work or the construction of Homes under the ABF Program shall be available daily subject to the provisions of Section 3.3(e) below.

(b) Each disbursement request shall be evidenced by a Draw Request Certification and, if such disbursement request includes costs for Development Work to be funded by advances of the Loan outside of the ABF Program, shall be accompanied by the following:

(1) with respect to requested disbursements for costs of Development Work, a written summary prepared by the Borrower, in detail acceptable to the Lender, of the billings of each subcontractor or vendor with respect to such Development Work for which a disbursement is being requested, and, upon request of Lender, copies of such billings of each such subcontractor or vendor;

(2) with respect to requested disbursements for costs of Development Work, a written certification from the Inspector to Lender, in a form satisfactory to Lender, that (i) the portion of the Development Work for which payment is being sought has been completed and (ii) all Development Work done for which payment is being sought shall have been completed with sound new materials and fixtures, or refurbished materials and fixtures that meet the requirements of the Plans and Specifications, and in a good and workmanlike manner;

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(3) with respect to requested disbursements for costs of Development Work, at Borrower’s expense, a “mechanics lien” endorsement to the Title Policy insuring that there are no liens imposed by law for services, labor or materials appearing in the public records, and insuring the full amount of the disbursement, provided that any such endorsement may show mechanics’ liens resulting from the Development Work if and only if the issuer of the Title Policy shall issue an endorsement which insures Lender against any loss by reason of such mechanics’ liens and Borrower shall have complied in all respects with the requirements of Section 6.18; and

(4) such other documents specified in the Project Commitment.

The foregoing submissions shall reflect the cost of all Development Work for which payment is to be made, and the Draw Request Certification shall specify the portion of such costs which will be paid out of the requested disbursement of Loan proceeds outside of the ABF Program, and, if any portion of such costs are to be paid by the Borrower, the portion of such costs to be paid by the Borrower.

(c) Each disbursement request related to the acquisition of Land, the construction of Development Work or the construction of Homes under the ABF Program shall specify a requested disbursement which is equal to or less than the Borrowing Base Allowable Disbursement Amount. In addition, if requested by the Lender, the Borrower shall provide the items described in Section 3.3(b) above with respect to the Development Work with respect to any Lots included in the Borrowing Base Collateral under the ABF Program.

(d) Provided that no Event of Default or Potential Default exists, and subject to the terms and conditions set forth herein, the Lender will use its reasonable best efforts to disburse to the Borrower the amount requested relating to the acquisition of Land and Development Work to be funded outside of the ABF Program within five (5) Business Days after receipt of a Draw Request Certification meeting the requirements of this Loan Agreement, provided that in the event the Lender is unable to make the disbursement within such time period, the Lender will disburse the proceeds of the Loan as soon thereafter as possible. All disbursements shall be delivered to Borrower by federal funds wire transfer as instructed by Borrower.

(e) Provided that no Event of Default or Potential Event of Default exists, and subject to the terms and conditions set forth herein, so long as the Lender receives a Draw Request Certification meeting the requirements of this Loan Agreement on or before 1:00 p.m. (Minneapolis time) on any Business Day, the Lender will use its reasonable best efforts to disburse to the Borrower the amount requested in such Draw Request Certification relating to the acquisition of Land, the construction of

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Development Work and construction of Homes under the ABF Program on the next Business Day following such Business Day on which the Lender received such Draw Request Certification, provided that in the event the Lender is unable to make the disbursement within such time period, the Lender will disburse the proceeds of the Loan as soon thereafter as possible. All disbursements shall be delivered to Borrower by federal funds wire transfer as instructed by Borrower.

(f) The obligation of Lender to make a disbursement requested by the Borrower of proceeds of the Loan or to attempt to arrange for issuance of a Letter of Credit for the account of the Borrower is subject to fulfillment of all of the following conditions precedent:

(1) No Event of Default or Potential Default has occurred and is continuing, or would result from such disbursement or from the application of the proceeds therefrom or as a result of the issuance of such Letter of Credit.

(2) Lender shall not be obligated to make any disbursement of the Loan related to a Project if such Project does not satisfy the project requirements set forth in the Project Commitment for such Project.

(3) Lender shall not be obligated to make any distribution of the Loan related to the acquisition of Land or Development Work to be funded outside of the ABF Program for a Project if the proceeds of the Loan which remain available for disbursement for such acquisition of Land and Development Work will not be sufficient to complete such acquisition of Land and the Development Work related to such Project; provided, however, that the Lender shall be obligated to make a disbursement notwithstanding such a deficiency in the event that (i) the Budget for the acquisition of the Land and the Development Work of such Project and the amount of the Loan available for such acquisition of the Land and such Development Work have been increased by an amount at least equal to such deficiency in accordance with the terms of Section 6.15(d), or (ii) the Borrower provides to the Lender evidence that it has paid from its own funds, in addition to any Borrower funds which the Budget for such Project requires, an amount at least equal to the amount of such deficiency.

(4) Lender shall not be obligated to make any disbursement of the Loan related to the acquisition of Land or the Development Work to be funded outside of the ABF Program for a Project to the extent that the related disbursement relates to costs which are not Qualified Acquisition and Development Expenditures for such Project.

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(5) Lender shall not be obligated to disburse any Loan proceeds to the extent that any liens (other than liens for real property taxes that are not yet delinquent) have been filed against the collateral, except as permitted by Section 6.18;

(6) Lender shall not be obligated to disburse any Loan proceeds unless all statements made in the applicable Draw Request Certification are true and correct on and as of the date of the requested disbursement, before and after giving effect thereto and to the application of the proceeds therefrom; and

(7) Lender shall not be obligated to disburse any Loan proceeds unless the representations and warranties of Borrower contained in the Loan Documents are true and correct in all material respects on and as of the date of the requested disbursement, before and after giving effect thereto and to the application of the proceeds therefrom, as though made on and as of such date.

(g) Lender shall not be obligated to make any disbursement of the Loan under the ABF Program unless the Lender shall have received from the Title Company, within ninety (90) days prior to such requested disbursement, a “date-down endorsement” with respect to the Title Policy relating to each Project for which Units are included in the Borrowing Base Collateral.

(h) Notwithstanding the failure of any condition precedent to Lender’s obligation to make any disbursement or to arrange for issuance of any Letter of Credit hereunder, Lender may make such disbursement or arrange for issuance of such Letter of Credit if Lender, in its sole discretion, determines the making or issuance of the same to be advisable. The making of any disbursement or the issuance of any Letter of Credit, either before or after the satisfaction of all conditions precedent with respect to Lender’s obligation to make the same, shall not be deemed to constitute an approval or acceptance by Lender of the Development Work or the Homes theretofore completed or a waiver of such condition with respect to a subsequent disbursement or a subsequent Letter of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Consideration. As an inducement to Lender to execute this Loan Agreement, make the Loan and disburse the proceeds of the Loan, Borrower represents and warrants to Lender the truth and accuracy of the matters set forth in this Article IV.

Section 4.2. Organization. Each of the Loan Parties is duly organized, validly existing and in good standing as a corporation under the laws of its state of incorporation, is

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duly qualified to do business and is in good standing in every jurisdiction where its business or properties require such qualification and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted or proposed to be conducted.

Section 4.3. Authorization. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party have been duly authorized by all necessary action and do not and will not (i) contravene the Articles of Incorporation or charter documents of the Loan Parties; (ii) contravene any law, rule or regulation or any order, writ, judgment, injunction or decree or any contractual restriction binding on or affecting the Loan Parties; (iii) require any approval or consent of any partner, shareholder or any other Person other than approvals or consents which have been previously obtained and disclosed in writing to Lender; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which either of the Loan Parties is a party or by which either of the Loan Parties or its properties may be bound or affected; or (v) result in, or require the creation or imposition of, any lien of any nature (other than the liens contemplated hereby) upon or with respect to any of the properties now owned or hereafter acquired by either of the Loan Parties; and neither of the Loan Parties is in default in any material respect under any such law, rule, regulation, order, writ, judgment, injunction, decree or contractual restriction or any such indenture, agreement, lease or instrument.

Section 4.4. Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by either of the Loan Parties of the Loan Documents to which it is a party or any other document executed pursuant thereto or in connection therewith.

Section 4.5. Validity. The Loan Documents have been duly executed and delivered by and constitute the legal, valid and binding obligations of the Loan Parties, enforceable in accordance with their respective terms.

Section 4.6. Financial Position. As of the dates prepared, the financial statements and all financial data heretofore delivered to Lender in connection with the Loan and/or relating to the Loan Parties are true, correct and complete in all material respects and were prepared in accordance with GAAP consistently applied. Such financial statements fairly present the financial position of the Persons who are the subject thereof as of the dates thereof.

Section 4.7. Governmental Regulations. Neither of the Loan Parties is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act, as the same may be

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amended from time to time, or any federal or state statute or regulation limiting its ability to incur Debt.

Section 4.8. Employee Benefit Plans. Neither of the Loan Parties maintains any pension, retirement, profit sharing or similar employee benefit plan that is subject to ERISA other than a plan pursuant to which such entity’s contribution requirement is made concurrently with the employees’ contributions.

Section 4.9. Securities Activities. Neither of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System in effect from time to time) and not more than twenty-five percent (25%) of the value of the assets of either of the Loan Parties consists of such margin stock.

Section 4.10. No Material Adverse Change. No Material Adverse Change has occurred since December 31, 2003.

Section 4.11. Payment of Taxes. All tax returns and reports required to be filed by each of the Loan Parties have been timely filed, or proper extensions for filing have been obtained, and all taxes, assessments, fees and other governmental charges upon each of the Loan Parties and its properties, assets, income and franchises which are due and payable have been paid when due and payable, or proper extensions for payment have been obtained, except to the extent that such taxes, assessments, fees and other governmental charges or the failure to pay the same would not be material to the respective business, properties, assets, operations, condition (financial or otherwise) or business prospects of such Loan Party. Neither of the Loan Parties has any knowledge of any proposed tax assessment against either of the Loan Parties that could be material to its business, properties, assets, operations, condition (financial or otherwise) or business prospects.

Section 4.12. Litigation. There is no pending or, to the knowledge of the Loan Parties, threatened action, suit, proceeding or arbitration against or affecting either of the Loan Parties before any court, governmental agency or arbitrator, which may result in a Material Adverse Change.

Section 4.13. Environmental Matters. The operations of each of the Loan Parties comply in all respects with all Hazardous Materials Laws except such noncompliance which would not (if enforced in accordance with applicable law) reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change. As of the date of this Loan Agreement, (i) neither of the Loan Parties nor the present properties or operations of the Loan Parties is subject to any outstanding written order from or settlement or consent agreement with any governmental authority or other Person, nor is any of the foregoing

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subject to any judicial or docketed administrative proceeding respecting any Hazardous Materials Law, Hazardous Materials Claim or Hazardous Material, and (ii) there are no other conditions or circumstances known to either of the Loan Parties which may give rise to any Hazardous Materials Claim arising from the operations of either of the Loan Parties.

Section 4.14. No Burdensome Restrictions. Neither of the Loan Parties is a party to or bound by any contract or agreement, or subject to any charter or corporate restriction or any requirement of law, which would reasonably be expected to result in a Material Adverse Change.

Section 4.15. Full Disclosure. None of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of either of the Loan Parties in connection with the Loan Documents contains any untrue statement of a material fact, or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that it is recognized by Lender that projections and forecasts provided and to be provided by Loan Parties, while reflecting the Loan Parties’ good faith projections or forecasts based upon methods and data the Loan Parties believe to be reasonable and accurate, are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

Section 4.16. Adequate Consideration. The Borrower represents and warrants to Lender that prior to the Loan Parties entering into the Loan Documents to which it is a party, each of the Loan Parties has reviewed the benefits to be provided to it as a result of the Lender making the Loan and has concluded that such benefits are reasonably equivalent in value to the collateral to be pledged to secure the Loan and the obligations assumed and to be assumed by the Loan Parties pursuant to the Loan Documents.

ARTICLE V

COVENANTS OF BORROWER

Section 5.1. Consideration. As an inducement to Lender to execute this Loan Agreement, make the Loan and make each disbursement of the Loan, Borrower hereby covenants as set forth in this Article V.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Section 5.2. Affirmative Covenants. Unless Lender shall otherwise consent in writing, so long as any amount payable hereunder or under any other Loan Document shall remain unpaid or Lender shall have any commitment to disburse the Loan hereunder, Borrower shall, and Borrower shall cause each other Loan Party to:

(a) Reporting Requirements. Furnish or cause to be furnished to Lender the following notices and reports:

(1) Weekly, Monthly and Quarterly Reports. The following reports:

(A) On or before the fifth (5th) day after the end of each week, a weekly sales report for all of the Borrower’s construction and development projects, including, without limitation, the Projects; and

(B) Upon Lender’s written request, from time to time, a status report relating to the Projects which sets forth the progress of construction and actual costs of acquisition and development for each Project as compared with the Budget for such Project;

(2) Quarterly Financial Reports. As soon as possible and in any event within forty five (45) days after the end of each fiscal quarter of the Guarantor (other than the last quarter of any fiscal year), the following: (i) unaudited financial statements of the Guarantor and its Subsidiaries (including the Borrower) on a fully consolidated basis (and with respect to the Borrower, on a consolidating basis), which financial statements shall include (A) a balance sheet as at the end of such fiscal quarter and (B) statements of income and cash flow for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all in reasonable detail and in accordance with GAAP consistently applied and certified by the President, Senior Vice President or Senior Vice President and Chief Financial Officer of the Guarantor to fairly present the financial condition of the Guarantor and its Subsidiaries (including the Borrower) on a fully consolidated basis (and with respect to the Borrower, on a consolidating basis) as at the end of such fiscal quarter and the results of the operations of the Guarantor and its Subsidiaries (including the Borrower) on a fully consolidated basis (and with respect to the Borrower, on a consolidating basis) for the period ending on such date; (ii) a summary report of accounts payable aging, and (iii) a written statement certifying that the Loan Parties are in compliance with the terms of the Loan Documents, or if the Loan Parties are not in compliance, specifying the details of the non-compliance and the action being taking to correct such non-compliance;

(3) Annual Financial Statements. As soon as possible and in any event within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, audited financial statements of the Guarantor and its Subsidiaries (including the Borrower) on a fully consolidated basis (and with

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

respect to the Borrower, on a consolidating basis), which financial statements shall include a balance sheet as at the end of such fiscal year, statements of income, shareholders’ equity and cash flow for such fiscal year, and setting forth in each case in comparative form figures for the preceding fiscal year, all in reasonable detail and in accordance with GAAP consistently applied accompanied by an unqualified opinion issued by an independent certified public accountant acceptable to Lender;

(4) Notice of Labor Controversy. As soon as possible and in any event within five (5) Business Days after Borrower has knowledge of its occurrence, written notice of any labor controversy resulting in a material strike, work stoppage, shutdown or other material labor disruption against or involving Borrower or any Project;

(5) Notice of Material Adverse Change. Promptly upon its occurrence, written notice and a description of any matter which has resulted, or will result, in a Material Adverse Change;

(6) Notice of Defaults or Potential Defaults. As soon as possible and in any event within five (5) Business Days after Borrower has knowledge of the occurrence of any Potential Default (however described) or Event of Default hereunder or an event of default (however described) under any other of the Loan Documents, written notice and a description of such Potential Default, Event of Default or event of default and the action which Borrower proposes to take with respect thereto;

(7) Notices of Default Regarding Other Development Projects. As soon as possible and in any event within five (5) Business Days after Borrower has knowledge of the occurrence of (i) any event of default under any loan or other financing facility, including seller financing, made for a development or construction project comparable to a Project and involving either of the Loan Parties, which event of default is likely to result in a Material Adverse Change, or (ii) any event of default under any other loan or credit agreement relating to other debt incurred by either of the Loan Parties, which event of default is likely to result in a Material Adverse Change, written notice and a description of such event of default under subparagraph (i) or (ii) above and the cure period and the action which Borrower proposes to take with respect thereto;

(8) Notice of Litigation. As soon as possible and in any event within five (5) Business Days after institution thereof, (i) written notice and a description of any adverse litigation, action or proceeding relating to any Project or (ii) written notice and a description of any other adverse litigation,

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

action or proceeding commenced against either of the Loan Parties which would, if adversely determined against such Loan Party, result in a Material Adverse Change;

(9) Notices Regarding Hazardous Materials. Promptly upon its occurrence, written notice and a description of the Release of any Hazardous Material, or any liability with respect thereto, on, under or in connection with a Project and the action which Borrower proposes to take with respect thereto;

(10) Notices Regarding Projects. Promptly and in any event within five (5) Business Days after receipt by Borrower, copies of all (i) notices of violation relating to and adversely affecting any Project that Borrower receives from any governmental agency or authority, (ii) notices of default that Borrower receives under the Construction Agreements or any other agreement relating to and adversely affecting any Project, and (iii) notices of default that Borrower receives under any agreement relating to the borrowing of money by Borrower for any Project from any Person; and

(11) Other Information. Such other information respecting the business, properties, assets, operations and condition, financial or otherwise, of the Loan Parties and the Projects, including, without limitation, copies of Project construction and sales reports and information to verify the calculation and accuracy of the Gross Selling Price for Units, all as Lender may from time to time reasonably request.

(b) Compliance with Laws, Etc. Comply in all material respects, with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which is likely to result in a Material Adverse Change.

(c) Payment of Taxes and Claims. Pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty accrues thereon, and all other claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets. Notwithstanding the foregoing, either of the Loan Parties may, at its expense, contest the validity or application of any such taxes, assessments, other governmental charges and other claims by appropriate legal proceedings promptly initiated and diligently conducted in good faith, provided that, with respect to mechanic’s liens for any Project, Borrower complies with the terms and requirements of Section 6.18 of this Loan Agreement.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(d) Maintenance of Properties; Books and Records. Maintain or cause to be maintained:

(1) in good repair, working order and condition all properties and assets material to the continued conduct of the business of either of the Loan Parties, and from time to time make or cause to be made all necessary repairs, renewals and replacements thereof; and

(2) proper books, records and accounts in which full, true and correct entries in accordance with GAAP consistently applied are made of all financial transactions and matters involving its assets and business.

(e) Maintenance of Existence. Maintain and preserve its existence and all rights, privileges, qualifications, permits, licenses, franchises and other rights material to its business.

(f) Further Assurances. Execute and deliver at any time and from time to time any and all instruments, agreements and documents, and shall take such other action as Lender reasonably requires to maintain, perfect or insure Lender’s security provided for under the Loan Documents, including, without limitation, the execution of amendments to the Loan Documents.

(g) Management. At all times, maintain professional and qualified management and staff, as determined in the reasonable discretion of the Borrower, to manage, operate and maintain the Projects.

Section 5.3. Negative Covenants. So long as any amount payable hereunder or any other Loan Document still remains unpaid or Lender shall have any commitment to disburse the Loan hereunder, Borrower shall not, unless Lender shall otherwise consent in writing:

(a) Liens. Subject to the rights of the Borrower pursuant to this Loan Agreement, create, assume or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon the collateral for the Loan assigned to Lender by Borrower pursuant to the Project Security Instruments, excluding, however, liens for taxes and assessments which are not yet delinquent.

(b) Sales, Etc. of Assets; Ownership of Collateral. Make any material transfer, pledge or hypothecation of (i) any assets of the Borrower (in a single transaction or a series of related transactions) other than to secure real estate loans to other lenders in the normal course of business or other transfers in the ordinary course of business, or (ii) any of the collateral for the Loan assigned to Lender pursuant to

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

the Project Security Instruments; provided, however, that the foregoing restriction shall not apply to any sale of a Lot or a Sold Unit in the ordinary course of the business of the Borrower; provided further, however, that in no event shall the Borrower be allowed to grant subordinate liens or security interests on the Projects.

(c) Change in Nature of Business. Make any change in the nature of its business as carried on at the date hereof.

(d) Land Banking or Land Speculation. Permit the use of Loan proceeds for Land Banking or Land Speculation.

(e) Use of Proceeds. Use any part of the proceeds of the Loan to (i) purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), (ii) repay or otherwise refinance indebtedness of Borrower or others incurred to purchase or carry any margin stock, (iii) extend credit for the purpose of purchasing or carrying any margin stock, or (iv) acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

Section 5.4. Financial Covenants. Borrower shall cause the Guarantor to comply with each of the following financial covenants:

(a) Tangible Net Worth. The Guarantor and its Subsidiaries (including the Borrower) shall maintain at all times a Tangible Net Worth equal to or in excess of the amount set forth below opposite the applicable period set forth below:

Applicable Period	Minimum Tangible Net Worth Amount
As of June 30, 2004	$200,000,000
September 30, 2004 and each calendar quarter thereafter	The Required Tangible Net Worth Amount

As used in this Section 5.4, the “Required Tangible Net Worth Amount” for any given calendar quarter shall be an amount equal to the sum of the minimum Tangible Net Worth required under this Section 5.4 as of the immediately preceding calendar quarter plus fifty percent (50%) of the Net Income realized by the Guarantor and its Subsidiaries (including the Borrower) during the then-ended calendar quarter (with any net loss counting as zero in such calculation).

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(b) Ratio of Total Liabilities to Tangible Net Worth. The Guarantor and its Subsidiaries (including the Borrower) will maintain at all times the ratio of its Total Liabilities (exclusive of consolidated liabilities of variable interest entities) to Tangible Net Worth of not more than 3.50 to 1.00.”

Section 5.5. Insurance. Borrower shall maintain or cause its contractors to maintain the insurance required by the terms of this Loan Agreement and shall deposit with Lender original, duplicate original or certified copies of insurance certificates issued by insurance companies with current Best’s Key Ratings of not less than A/IX and written in form and content acceptable to Lender, providing the following minimum insurance coverages:

(a) For each Project, all-risk course of construction insurance (non-reporting form) in the minimum amount of the proposed construction cost for such Project on a replacement cost basis against loss or damage by hazards customarily included within “extended coverage” policies, and any other risks or hazards which in Lender’s reasonable judgment should be insured against, with a Lender’s Loss Payable Endorsement naming Lender as a mortgagee together with a full replacement cost endorsement (without provisions for co-insurance).

(b) “Comprehensive General Liability” insurance in the minimum “general aggregate” amount of Two Million Dollars ($2,000,000), in the minimum “occurrence” limit of One Million Dollars ($1,000,000) and in the minimum “umbrella” amount of Ten Million Dollars ($10,000,000), all against claims for “personal injury” liability, including bodily injury, death or damage to the project liability, including completed operations and contractual liability and also including owners’ and contractors’ protective coverage naming Lender as an additional insured.

(c) Workers’ compensation insurance as prescribed by the laws of each state in which the Borrower is required to maintain such insurance, and employers’ liability with limits as prescribed by law.

(d) For each Project, flood insurance in the maximum amount of the proposed land acquisition, development work and home construction cost for such Project or the maximum coverage available, whichever is less, designating Lender as payee, or evidence satisfactory to Lender that the Project is not located within an area designated as within the 100 year flood plain under the National Flood Insurance Program.

(e) Insurance with respect to its properties, assets and business against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or similar business and similarly situated, of such

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

types and in such amounts as are customarily carried under similar circumstances by such other Persons, all in accordance with reasonably prudent industry standards.

Each policy of insurance required under this Section 5.5 shall contain the “standard non-contributory mortgagee clause” and the “standard lenders’ loss payable clause,” or their equivalents, in favor of Lender and/or its assignees, and shall provide that it shall not be modified or canceled without thirty (30) days’ prior written notice to Lender. Borrower shall also furnish Lender with receipts for the payment of premiums on such policies or other evidence of such payment reasonably satisfactory to Lender. In the event Borrower does not deposit with Lender a new policy of insurance with evidence of payment of premiums thereon at least thirty (30) days prior to the expiration of any expiring policy, then Lender may, but shall not be obligated to, procure such insurance, and Borrower shall pay the premiums thereon to Lender promptly upon demand. If the Borrower has a blanket insurance policy in force providing coverage for several properties of the Borrower, the Lender will accept a certificate of such insurance together with a copy of such blanket insurance policy and a Lender’s Loss Payable Endorsement naming Lender as a mortgagee, provided that the certificate identifies all of the Projects and sets forth the coverage and amounts of insurance and such coverage and amounts of insurance comply with each of the requirements set forth in this Section 5.5. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers or payment of losses, and Borrower hereby expressly assumes full responsibility therefor and all liability related thereto, if any.

Section 5.6. Prohibited Transfers. Borrower shall not, and shall not cause, allow or permit a Transfer without the prior written consent of Lender, which consent may be withheld or conditioned in Lender’s absolute discretion. To the extent any Transfer consented to by Lender involves any of the Projects of Borrower or any of Borrower’s obligations under the Loan Documents, any permitted transferee shall, as a condition of the effectiveness of any consent by Lender hereunder, assume all of Borrower’s obligations under the Loan Documents and agree to be bound thereby. Such assumption shall not, however, release Borrower from any liability under the Loan Documents. Consent to any Transfer by Lender shall not be deemed a waiver of Lender’s right to require such consent to any further or future Transfers. The foregoing provisions shall not apply to sales of the Lots and Homes to home buyers in the ordinary course of Borrower’s business.

ARTICLE VI

THE PROJECTS

Section 6.1. Consideration. As an inducement to Lender to execute this Loan Agreement and to make each disbursement of the Loan, Borrower represents and warrants to

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

the truth and accuracy of the matters regarding each Project set forth in this Article VI and hereby covenants regarding each Project as set forth in this Article VI. With respect to a future Project, Borrower represents and covenants to the truth and accuracy of the matters regarding such Project set forth in this Article VI and covenants regarding such Project as set forth in this Article VI from and after the point in time when Lender issues a Project Commitment to Borrower with respect to such Project.

Section 6.2. Title to the Projects. Borrower is, or will be upon acquisition of the Land related to each Project and the construction of the Development Work and Homes related to each Project, the sole legal and beneficial owner of such Land, Development Work and Homes, free and clear of all claims, liens and encumbrances other than Permitted Exceptions. All of the personal property which forms a part of such Development Work and Homes is or will be vested solely in Borrower, free and clear of all claims, liens and encumbrances, and the security interest of Lender in such personal property is a first lien thereon.

Section 6.3. No Prior Liens or Claims. Except as otherwise may have been approved in writing by Lender and as to which Lender shall have received such endorsements (including mechanics lien coverage) to the Title Policy as Lender may require to assure the priority of the Deed of Trust as a valid first lien on each Project, Borrower represents that, prior to recordation of the Deed of Trust, neither it, nor anyone acting on Borrower’s behalf has (i) commenced construction of the Development Work or the Homes, or any grading or site clearance related thereto, (ii) purchased, contracted for or otherwise brought upon the Land related to any such Project any materials, specially fabricated or otherwise, to be incorporated into the Development Work or the Homes related to any such Project, or (iii) entered into any contract or arrangement, the performance of which by any other party thereto could give rise to a lien or claim on any such Project or any portion thereof.

Section 6.4. Access to the Projects. All roads, streets, traffic turn lanes, and access ways necessary for the full utilization of each Project for its intended purpose have either been completed or the necessary rights of way have either been acquired or conditionally approved for acquisition by the appropriate governmental authority or have been dedicated to or conditionally approved for dedication for public use and by the appropriate governmental authority, and all necessary steps have been taken by Borrower and the appropriate governmental authority to assure the complete construction and installation thereof by the time needed for construction and/or occupancy and operation of each such Project.

Section 6.5. Compliance with Project Requirements and Laws and Regulations. Each Project, the proposed and actual use thereof, the Development Work and the Homes related thereto, when completed, will comply with the Project Requirements and with the Laws and Regulations, and there is no action or proceeding pending or, to the knowledge of Borrower (after due inquiry), threatened before any court, quasi-judicial body or administrative agency

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

at the time of any disbursement by Lender relating to the validity of the Loan or the proposed or actual use of any Project.

Section 6.6. Covenants, Zoning, Codes, Permits and Consents. Borrower is familiar with and has complied with, or will comply with, all of the Laws and Regulations to be complied with in connection with the construction of the Development Work and the Homes related to each Project. Except as set forth in the Project Commitment applicable to each Project, all permits, licenses, consents, approvals or authorizations by, or registrations, declarations, withholding of objections or filings with any governmental body necessary in connection with the valid execution, delivery and performance of the Loan Documents, and any and all other documents executed in connection with any of the foregoing, necessary for the subdivision of the Land related to each such Project, necessary for the construction of the Development Work and the Homes related to each such Project, and necessary for the marketing and sale of the Homes related to each such Project, have been obtained or will be obtained on a timely basis and are or will be valid, adequate and in full force and effect. Construction of the Development Work and the Homes related to each such Project and the intended use thereof will in all respects conform to and comply with all Laws and Regulations, including without limitation all applicable zoning, subdivision, environmental protection, use and building codes, laws, regulations and ordinances.

Section 6.7. Utilities. All utility services and facilities necessary for the construction, sale and occupancy of each Project and the operation thereof for its intended purpose are either available at the boundaries of the Land related to each such Project, or, if not, all necessary steps have been taken by Borrower and the local authority or public utility company which provides such services to assure the complete installation and availability thereof when needed for construction, sale, occupancy and operation of each such Project.

Section 6.8. Map, Permits. Licenses and Approvals. Borrower has obtained, or will in a timely manner obtain, a Map for each Project. Borrower shall properly comply with and keep in effect each Map and all permits, licenses and approvals which are required to be obtained from governmental bodies in order to construct, occupy, operate, market and sell each such Project. Borrower shall promptly deliver copies of each Map and all such permits, licenses and approvals to Lender.

Section 6.9. Approval of Plans and Specifications and Approval of Budgets.

(a) The Development Work Plans and Specifications for each Project are a true, complete and accurate reflection of the Development Work that Borrower will construct with respect to such Project. The Home Plans and Specifications for each Project are a true, complete and accurate reflection of the Homes that the Borrower will construct with respect to such Project. The Plans and Specifications for each Project are satisfactory to Borrower and have been reviewed and approved by

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Borrower and the general contractor for such Project (if different from the Borrower), and have also been approved, or will be approved in a timely manner, as required by all governmental bodies or agencies having jurisdiction (including, without limitation, any local design review boards) and by the beneficiary of any restrictive covenant affecting such Project. There are no structural defects in the Development Work or the Homes as shown in the Plans and Specifications for any Project, and no violation of any of the Laws and Regulations exists with respect to the Plans and Specifications for any Project.

(b) After diligent investigation of all relevant conditions and due consultation with such parties as Borrower deems appropriate, Borrower represents that the Budget for each Project identifies on a line item basis all costs to be incurred in connection with the Development Work and the Homes for such Project and all costs for which proceeds of the Loan are to be disbursed. The Budget for each Project reflects Borrower’s best, true, accurate and complete estimate of the costs shown therein and of the costs estimated to be necessary to construct the Development Work and the Homes for such Project in accordance with the Plans and Specifications for such Project.

Section 6.10. Adequacy of Acquisition and Development Amount. With respect to each Project as to which Qualified Acquisition and Development Expenditures will be funded outside of the ABF Program, the aggregate amount of the Acquisition and Development Amount is sufficient to pay all costs of the acquisition of the Land and all costs of the Development Work for such Project in accordance with the Development Work Plans and Specifications and all remaining costs related thereto, except as has been specifically disclosed to and approved in writing by Lender.

Section 6.11. Construction Start and Completion. Borrower shall commence construction of the Development Work and the Homes for each Project no later than the date set forth in the Project Commitment and shall thereafter diligently proceed with construction and completion of the Development Work and the Homes in a good and workmanlike manner in accordance with the Plans and Specifications for such Project and the Construction Progress Schedule for such Project; provided however that in the event construction of a Project is subject to delays caused by any Force Majeure Event, the Borrower shall provide to the Lender written notice of such delay, and if such delay will not exceed one hundred twenty (120) days in the aggregate or is otherwise reasonable in length, the Borrower shall not be deemed in default of its obligations assumed pursuant to this Loan Agreement solely by reason of such delay. The Borrower shall cause the Development Work and the Homes for each Project at all times to materially conform to the Laws and Regulations and shall accomplish completion of the Development Work and the Homes of such Project in accordance with the Construction Progress Schedule for such Project. Borrower shall

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

cooperate at all times with Lender in bringing about the timely completion of each element of the Development Work and the Homes for each Project, and Borrower shall resolve all disputes arising during the work of construction in a manner which shall allow work to proceed expeditiously.

Section 6.12. Personal Property Incorporation. All personal property for which Lender advances Loan proceeds for a Project is to be stored on the Land for such Project and in Lender’s judgment must be reasonably secure from damage and theft and fully insured at all times.

Section 6.13. Contractors and Contracts. Upon demand by Lender, the Borrower shall furnish to Lender, from time to time, correct lists of all contractors and subcontractors employed in connection with the Development Work and the Homes for each Project. Each such list shall show the name, address and telephone number of each such contractor or subcontractor, a general statement of the nature of the work to be done, the labor and materials to be supplied, the names of materialmen, if known, and the approximate dollar value of such labor, work and materials with respect to each. Upon an Event of Default, Lender shall have the right, and at any time the Inspector shall have the right (in both cases without either the obligation or the duty), to contact directly each contractor, subcontractor and materialman to verify the facts disclosed by said list or for any other purpose.

Section 6.14. Evidence of Ownership of Materials. If requested by Lender, Borrower shall promptly deliver to Lender any bills of sale, statements, receipts, contracts or agreements under which Borrower claims title to any materials, fixtures or articles incorporated into the Development Work and the Homes of any Project.

Section 6.15. Changes to Plans and Specifications and Budgets.

(a) The following Changes, whether made by change order or otherwise, to any of (i) the Budget for a Project or the schedule of the costs of the Homes for a Project, (ii) the Plans and Specifications for a Project and/or (iii) working drawings relating to the Development Work or Homes of a Project, shall require the prior written approval of the Lender:

(1) any Change which, together with all prior increases, will result in an increase to the total Budget for the Development Work of a Project of five percent (5%) or more, it being understood that the foregoing shall not apply to increases to particular line items of such Budget unless such increase to the line item will result in an increase to such total Budget for the Development Work of five percent (5%) or more; and

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(2) any Change which, together with all prior decreases, will result in a decrease to the total Budget for the Development Work of a Project of five percent (5%) or more, it being understood that the foregoing shall not apply to decreases to particular line items of such Budget unless such decrease to the line item will result in a decrease to such total Budget for the Development Work of five percent (5%) or more; provided, however, that the Borrower shall not offset against each other increases and decreases in such total Budget for the Development Work, it being the intent that an increase or a decrease in such total Budget for the Development Work which meets either the threshold set forth in subparagraph (a)(1) or the threshold set forth in this subparagraph (a)(2) shall require the prior approval of the Lender.

(b) As a condition to its approval of any Change described in subparagraph (a), Lender may require verification that such Change:

(1) is a Change as to which the Borrower has complied with the terms of subparagraph (d) of this Section 6.15;

(2) will not adversely affect the value of Lender’s security;

(3) is not a material change in structure, design, exterior appearance, square footage, or function;

(4) would not cause an increase in any line item or category of such Budget in excess of the contingencies (if any) specifically contained in such Budget for that line item or category; and

(5) would be consistent with the Laws and Regulations.

Lender is under no duty to review or inform Borrower of the quality or suitability of the Plans and Specifications for any Project, any contract or subcontract or any changes thereto. Without limitation of the foregoing, Borrower shall obtain Lender’s prior written approval of any alteration in the Plans and Specifications for any Project which might adversely affect the value of Lender’s security or which, regardless of cost, is a material change in structure, design, function or exterior appearance.

(c) Borrower agrees to provide Lender with copies of all change orders, together with all additional documents that Lender may require in order to evaluate a request for approval of a Change of a type described in subparagraph (a) above. These documents may include the following: (i) a written description of the Change and related working drawings and (ii) a written estimate of the cost of the Change and

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

the time necessary to complete it. Lender may take a reasonable time to evaluate any requests for approval of a Change, and may require that all other approvals required from other parties be obtained before it reviews any requested Change; provided however that to the extent the Lender’s consent is required by a governmental entity prior to such governmental entity giving its consent, Lender shall not require that all other approvals required from other parties be obtained before it reviews any requested Change. Lender may approve or disapprove Changes in the exercise of its reasonable judgment. Borrower acknowledges that delays may result, and agrees that so long as any delays caused by Lender are not unreasonable in duration, they shall not affect Borrower’s obligation to complete each element of the Development Work and the Homes of a Project in accordance with the Construction Progress Schedule for such Project.

(d) In the event that either:

(1) the proceeds of the Loan which are available for disbursement for the Development Work outside of the ABF Program for a Project will not be sufficient to complete such Development Work for such Project as scheduled; or

(2) the costs of the Development Work for such Project have increased over the amount set forth in the Budget for such Development Work by an amount in excess of the amount set forth in subparagraphs (a)(1) or (a)(2), then the Borrower shall submit to the Lender a revised budget for such Project, and if the Qualified Acquisition and Development Expenditures for such Project are to be funded outside of the ABF Program, the Borrower shall also submit to the Lender (i) a request that the Lender approve an increase in the Acquisition and Development Amount for such Project, which request the Lender may approve or disapprove in its absolute and sole discretion, or (ii) evidence that the Borrower has sufficient funds to pay the increased costs, in which event the Lender shall not be obligated to disburse additional amounts of the Loan pursuant to the provisions of Section 3.1 until such time as the Borrower provides to the Lender evidence that it has paid from its own funds, in addition to any Borrower funds which the Budget for such Project requires, an amount at least equal to the increase; provided however that in the event Borrower provides to Lender the required evidence, as set forth in the preceding provision, Lender shall make additional disbursements of proceeds of the Loan, subject to the terms and conditions of the Loan Documents. Any such revised Budget for such Project submitted to the Lender shall be accompanied by a written report from the Inspector stating that the Inspector has reviewed and approved such revised Budget.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(e) In addition to obtaining the prior written approval of the Lender in connection with any Change described in this Section 6.15, the Borrower shall also obtain, to the extent that such approvals may be required, (i) the approvals of the appropriate governmental authorities to any Change and (ii) from the appropriate persons or entities approvals of any alterations in the Map for such Project, the Plans and Specifications for such Project or any work, materials or contracts for such Project that are required by any of the Laws and Regulations or under the terms of the Project Commitment for such Project or the other Loan Documents.

Section 6.16. Lender Inspections, Appraisal and Information. During normal business hours, the Borrower shall arrange for the Lender, the Inspector or any other authorized representative of Lender, at the reasonable expense of Borrower, to visit, inspect or appraise each Project, the materials to be used thereon or therein, contracts, records, plans, specifications and shop drawings relating thereto, whether kept at Borrower’s offices or at the construction site for such Project or elsewhere, and the books, records, accounts and other financial and accounting records of Borrower wherever kept, and to make copies and take extracts thereof and therefrom as often as may be requested at Borrower’s cost and expense. Borrower will cooperate with Lender to enable the Lender, the Inspector or such other authorized representatives of the Lender to conduct such visits, inspections and appraisals. The costs of the Inspector and the other authorized representatives of the Lender, and of such inspections and appraisals shall be borne by Borrower and shall be paid within thirty (30) days of Borrower’s receipt of any invoice with respect thereto.

Section 6.17. Correction of Defects. If Lender in its reasonable judgment determines that any Development Work, Homes or materials related to a Project fail to conform to the Map for such Project, any Laws and Regulations applicable to such Project, the Plans and Specifications for such Project or sound building practices, or that they otherwise depart from any of the requirements of this Loan Agreement, Lender may require the work to be stopped and withhold disbursements until the matter is corrected. If this occurs, Borrower shall promptly correct the work to Lender’s reasonable satisfaction, and pending completion of such corrective work shall not allow any other work which is dependent upon or directly related to the work requiring correction to proceed. No such action by Lender shall affect Borrower’s obligation to complete each element of the Development Work and the Homes for such Project within the times required by this Loan Agreement. The advance of any Loan proceeds shall not constitute a waiver of Lender’s right to require compliance with this covenant.

Section 6.18. Protection Against Lien Claims.

(a) Borrower shall pay and discharge, or cause to be paid and discharged, promptly and fully all claims for labor done and materials and services furnished in connection with the Development Work and the Homes for each Project, and take or

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

cause to be taken all reasonable steps to forestall the assertion of claims of lien against each such Project or any part thereof. Upon the request of the Lender, Borrower shall obtain a lien waiver with respect to each payment by or to the Borrower and each of the various subcontractors and materialmen (and the major subcontractors and submaterialmen under them) for each Project, and Lender, at any time, at its option, may require that Borrower make any payments for which disbursements are made hereunder by joint check made payable to the Borrower and the subcontractor or sub-subcontractor for whose account such payment is to be made, as joint payees.

(b) Nothing herein contained shall require Borrower to pay any claims for labor, materials, or services which Borrower in good faith disputes and which Borrower, at its own expense, currently and diligently contests, provided that, for each such case where a claim of lien in excess of Five Thousand Dollars ($5,000) has been filed, within thirty (30) days after the Borrower’s actual receipt of notice of filing of any such claim of lien, the Borrower shall take one of the following actions with respect to such claim of lien: (1) record or cause to be recorded in the office of the recorder of the applicable county where such Project is located a surety bond sufficient to release said claim of lien, or (2) make or cause to be made a deposit of cash in the amount of 150% of the claim of lien with Lender; or (3) deliver or cause to be delivered to Lender a specific endorsement to the Title Policy which insures Lender against any loss by reason of such claim of lien, or (4) deliver or cause to be delivered to Lender such other assurance as may be acceptable to Lender; provided, however, that in the event the aggregate amount of claims filed with respect to a Project exceeds Twenty-Five Thousand Dollars ($25,000), Borrower shall be required to take one of the actions specified in (1) through (4) with respect to all subsequent claims for such Project, regardless of amount.

Section 6.19. Conveyance, Lease or Encumbrance. Borrower shall not sell, agree to sell, convey, transfer, dispose of or further encumber any Project or any portion thereof or interest therein (other than the sale of Lots and Units on and subject to the terms of this Loan Agreement), or enter into a lease covering all or any portion thereof or interest therein, either voluntarily, involuntarily or otherwise, or enter into an agreement to do so, without the prior written consent of Lender being first had and obtained. All easements, declarations, covenants, conditions, restrictions and dedications affecting any Project shall be submitted to Lender for its approval, accompanied by a drawing or survey showing the precise location thereof, and such approval shall be obtained prior to the execution or granting of any thereof by Borrower. Borrower shall not execute any lease of any portion of any Project without the prior written consent of Lender. Borrower shall promptly notify Lender of any event of default or cancellation under any lease now or hereafter in effect.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Section 6.20. Security Instruments. From time to time, upon the request of Lender, Borrower shall execute and deliver to Lender a security instrument or instruments naming Lender as secured party covering all contracts of any kind entered into in connection with the Development Work or the Homes for each Project and all other property of any kind whatsoever owned by the Borrower and used, or to be used, in the use and enjoyment of each Project and concerning which Lender may have any doubt as to its being subject to the lien of the Project Security Instruments.

Section 6.21. Further Assurances; Cooperation. Borrower will at any time and from time to time upon request of Lender take or cause to be taken any action, execute, acknowledge, deliver or record any further documents, opinions, mortgages, security agreements, financing statements or other instruments or obtain such additional insurance as Lender in its discretion deems necessary or appropriate to carry out the purposes of this Loan Agreement and to preserve, protect and perfect the security interest intended to be created and preserved in each Project and the Development Work and the Homes of each Project.

Section 6.22. Negative Covenants. So long as any amount payable under any Loan Document still remains unpaid or Lender shall have any commitment to disburse the Loan hereunder, Borrower shall not, unless Lender shall otherwise consent in writing (i) create, assume or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon the collateral for the Loan assigned to Lender by Borrower pursuant to the Project Security Instruments, or (ii) sell, lease, transfer or otherwise dispose of any of the collateral for the Loan assigned to Lender by Borrower except in the ordinary course of business.

Section 6.23. Signs. Upon the request of Lender, Borrower shall erect and place on or in the vicinity of each Project a sign or signs indicating that Lender has provided construction financing for such Project. Said sign(s) shall remain the property of Lender and shall be required to be removed only after the Development Work and the Homes for such Project have been completed.

Section 6.24. Letters of Credit.

(a) Subject to the terms and conditions set forth in this Section 6.24 and elsewhere in this Loan Agreement, the Lender agrees to use its best efforts to arrange for the issuance by GMAC of Letters of Credit requested by the Borrower, in substantially the form of Exhibit F to this Loan Agreement, subject to the following conditions: (i) the Lender, in its sole discretion, shall have approved the issuance of any such requested Letter of Credit, and such Letter of Credit is to be issued for the exclusive purpose of providing security to a seller in lieu of a cash deposit with respect to a proposed purchase of land by the Borrower or by an affiliate of the Borrower from such seller or for such other purpose as the Lender shall have

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

approved in its sole discretion, (ii) the Letter of Credit Amount shall not exceed Fifteen Million Dollars ($15,000,000) at any time, (iii) the Lender shall not arrange for the issuance of any such requested Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the outstanding principal balance of the Loan and the Letter of Credit Amount would exceed the Loan Amount, (iv) the Lender shall not arrange for the issuance of any such requested Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the Letter of Credit Amount would exceed fifty percent (50%) of the outstanding principal balance of the Loan, (v) the Lender shall not arrange for the issuance of any such requested Letter of Credit which would have an expiry date which is more than one (1) year from the date of issuance of such Letter of Credit or which is later than the Approval Period Termination Date, and (vi) the Lender shall not attempt to arrange for the issuance of any such requested Letter of Credit if GMAC is unable or unwilling to issue such requested Letter of Credit.

(b) Whenever the Borrower desires to obtain issuance of a Letter of Credit, the Borrower shall request the same by written notice to the Lender, which notice shall specify the requested amount of such Letter of Credit, the requested beneficiary of such Letter of Credit and the purpose of such requested Letter of Credit, together with all relevant information related to the requested Letter of Credit, including, without limitation, a copy of the related land purchase agreement, and such other information related to such requested Letter of Credit as the Lender shall request. If requested by the Lender, the Borrower shall execute such letter of credit applications, agreements and other documentation as the Lender may require on the forms provided by the Lender. Upon the Lender’s approval of a requested Letter of Credit and upon satisfaction of all other conditions to issuance of such Letter of Credit set forth in this Loan Agreement, the Lender shall request that GMAC issue and deliver the requested Letter of Credit; provided, however, in no event shall the Lender have any liability to the Borrower or to any other Person in the event GMAC does not issue or deliver the Letter of Credit as requested. In the event that GMAC advises the Lender that GMAC will not issue a requested Letter of Credit, the Lender shall promptly notify the Borrower of GMAC’s determination not to issue the requested Letter of Credit.

(c) The Borrower hereby agrees to pay to the Lender, for each Letter of Credit, a fee equal to the sum of (i) one and one-fourth of one percent (1.25%) per annum of the face amount of such Letter of Credit for the period commencing on the date of issuance of such Letter of Credit and ending on the expiry day of such Letter of Credit, and (ii) the fees, if any, required by GMAC for issuing such Letter of Credit. In the event that GMAC advises the Lender that GMAC will charge a fee for issuing any requested Letter of Credit, the Lender shall promptly notify the Borrower of the amount of such fee prior to issuance of such requested Letter of Credit. The foregoing letter of credit fees shall be payable in advance to the Lender prior to

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issuance of such Letter of Credit. In addition to the foregoing fees, the Borrower shall pay to the Lender, on written demand by the Lender, all administrative fees charged by the Lender or GMAC in connection with the honoring of drafts under such Letter of Credit and all other activity with respect to such Letter of Credit.

(d) The Borrower and the Lender acknowledge and agree as follows:

(1) The Lender is not obligated to provide, obtain or procure any Letter of Credit;

(2) The Lender’s sole obligation to the Borrower with respect to the Letters of Credit are as set forth in this Loan Agreement and the other Loan Documents;

(3) The Lender has an absolute right to decline approval for any requested Letter of Credit if (i) any Event of Default or Potential Default has occurred and is continuing, or (ii) the Lender decides, in its sole discretion for any reason, not to approve the requested Letter of Credit.

(e) The Borrower hereby irrevocably agrees to reimburse the Lender with respect to all amounts drawn on any Letter of Credit plus any and all reasonable charges and expenses incurred relative to any such drawing on any such Letter of Credit (all such amounts with respect to any such Letter of Credit are hereinafter referred to, collectively, as the “Obligation of Reimbursement” with respect to such Letter of Credit). Subject to all of the terms and conditions set forth in this Agreement, in the event the Borrowing Base Allowable Disbursement Amount (excluding any reduction thereto attributable to the Obligation of Reimbursement related to any given Letter of Credit) is sufficient to permit the Borrower to request a disbursement of the Loan under the ABF Program for the purposes of repaying the Obligation of Reimbursement with respect to such Letter of Credit, then the Borrower may request a disbursement under the ABF Program for the purpose of repaying the Obligation of Reimbursement with respect to such Letter of Credit. In addition, in the event that the Obligation of Reimbursement with respect to such Letter of Credit has not been fully repaid within five (5) Business Days following any drawing under such of Letter of Credit, the Lender, without any request from or notice to the Borrower, is hereby irrevocably authorized to (but has no obligation to) make a disbursement of the Loan in an amount equal to the amount paid by the Lender or any Affiliate of the Lender to GMAC to reimburse GMAC for any amount paid by GMAC in connection with a draw on any Letter of Credit plus any and all reasonable charges and expenses incurred relative to any such drawing, regardless of whether the Borrowing Base Allowable Disbursement Amount (excluding any reduction thereto attributable to the Obligation of Reimbursement related to such Letter of Credit) is sufficient to permit

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

the Borrower to request a disbursement of the Loan under the ABF Program. The Borrower’s failure to fully repay any Obligation or Reimbursement with respect to a Letter of Credit within five (5) Business Days following any drawing under such Letter of Credit shall constitute an Event of Default under this Agreement.

(f) Any unpaid Obligation of Reimbursement with respect to a Letter of Credit shall bear interest at the interest rate then in effect under the Note and shall be calculated on the basis of a 360 day year, comprised of twelve (12) thirty (30) day months. Interest due with respect to an unpaid Obligation of Reimbursement shall be due and payable from time to time on demand of the Lender.

(g) The obligations of the Borrower to the Lender with respect to repayment of any Obligation of Reimbursement with respect to any Letter of Credit, or any disbursement of the Loan under this Section 6.24 with respect thereto, shall be absolute, unconditional and irrevocable to the extent permitted by law, and shall be performed strictly in accordance with the terms of this Loan Agreement, irrespective of any of the following circumstances:

(1) any lack of validity or enforceability of any Loan Document, any Letter of Credit, any of the documents relating to any Letter of Credit, or any other agreement or instrument underlying any Loan Documents or any Letter of Credit, or any failure to comply strictly with the terms of any Loan Document, any Letter of Credit or any other agreement or instrument;

(2) any amendment or waiver of, or consent to departure from, any Letter of Credit, any document relating thereto or any Loan Document;

(3) the existence of any claim, setoff, defense or other right which the Lender, any Affiliate of Lender or the Borrower may have at any time against any other party or any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such party or beneficiary or any such transferee may be acting), the issuer of any Letter of Credit or any other person or entity, whether in connection with a Letter of Credit, any document relating thereto, any Loan Document, any agreement or transaction underlying a Letter of Credit or any unrelated transactions;

(4) any statement, certificate, draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(5) payment by the issuer of a Letter of Credit under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; or

(6) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h) Without limiting in any way any Obligation of Reimbursement with respect to a Letter of Credit or any disbursement of the Loan under this Section 6.24 which is owing by the Borrower to the Lender, the Borrower reserves any claim which the Borrower may have against the Lender to the extent of any direct damages (as opposed to consequential or exemplary damages) suffered by the Borrower as a result of the gross negligence or willful misconduct of the Lender or GMAC in connection with the honoring or other administration of such Letter of Credit. Nothing in this Section 6.24(h) shall be construed as a reservation by the Borrower of a claim against GMAC to the extent of any damages suffered by the Borrower as a result of the gross negligence or willful misconduct of the Lender or GMAC in connection with the honoring or other administration of any Letter of Credit.

(i) If at any time the Letter of Credit Amount shall exceed fifty percent (50%) of the outstanding principal balance of the Loan, upon request of the Lender, the Borrower shall immediately deliver to Lender for deposit by the Lender in a collateral account pledged to the Lender (the “Special Collateral Account”) an amount equal to the amount by which the Letter of Credit Amount exceeds fifty percent (50%) of the outstanding principal balance of the Loan. In addition, at any time that an Event of Default exists, upon written demand of the Lender, the Borrowers shall immediately deliver to Lender for deposit by Lender in the Special Collateral Account an amount equal to the Letter of Credit Amount. The Borrower hereby grants the Lender a security interest in the Special Collateral Account and in all amounts now or hereafter in the Special Collateral Account to secure payment of all obligations now or hereafter owing by the Borrower to the Lender. The Borrower agrees to execute such agreements and other documentation as the Lender shall reasonably request from time to time to evidence such security interest. All interest or other earnings on amounts in the Special Collateral Account shall be credited to the Special Collateral Account. Following the occurrence of an Event of Default, amounts in the Special Collateral Account may be applied by the Lender at any time or from time to time to the obligations now or hereafter owing by the Borrower to the Lender in such order of application as the Lender shall determine in its sole discretion. The Borrower shall have no right to withdraw or otherwise obtain any funds from the Special Collateral Account. In the event that the Letter of Credit Amount shall cease to exceed fifty percent (50%) of the outstanding principal balance of the Loan or to the extent that

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

the amount of funds in the Special Collateral Account exceeds the amount by which the Letter of Credit Amount exceeds fifty percent (50%) of the outstanding principal balance of the Loan, so long as no Potential Default or Event of Default exists, upon written request received by the Lender from the Borrower, the Lender shall release such excess amount from the Special Collateral Account to the Borrower.

(j) The Borrower recognizes and acknowledges that all real and personal property given as security for the Loan also secures the Borrower’s obligations to the Lender with respect to the Letters of Credit.

ARTICLE VII

SALES OF LOTS AND UNITS

AND RELEASES FROM DEED OF TRUST

Section 7.1. Sales Agreements. Each Lot and Unit shall be sold under a Sales Agreement. Each Sales Agreement must require full payment in cash to Borrower at closing. No Lot or Unit may be leased, sold or conveyed under any lease, conditional sales contract or other arrangement where Borrower retains a deferred portion of the purchase price or any residual or contingent interest in the Lot or Unit, including any purchase money security interest, without the express prior written consent of Lender in each instance. The Borrower shall, upon the Lender’s request, provide to Lender copies of the Sales Agreements.

Section 7.2. Sales and Closings. Borrower may enter into sales in the ordinary course of business with bona fide third party buyers without Lender’s prior written consent if:

(a) A Sales Agreement is executed with the buyer which conforms to the requirements of this Loan Agreement; and

(b) Borrower, acting in good faith following exercise of due diligence, has determined that the buyer is financially capable of performing all of its obligations under the Sales Agreement.

Lender in the exercise of its reasonable discretion may consider any sale to be unsatisfactory if the sale fails to meet any of the requirements of this Loan Agreement. If this happens, or if any Event of Default (as hereinafter defined) has occurred and is continuing, Lender may make written demand on Borrower to submit future Sales Agreements for Lender’s approval prior to execution, together in each instance with accompanying financial statements and other information that Borrower may have pertaining to the prospective buyer. Borrower shall comply immediately with any such demand by Lender.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Section 7.3. Sales Operations and Seller’s Obligations. Borrower shall at all times maintain adequate marketing capability for the sale of the Lots and Units, and shall perform all obligations required to be performed by it under each Sales Agreement.

Section 7.4. Model Units.

(a) The Borrower shall (i) construct and if necessary, modify, Homes in such a manner as to accommodate their use as Model Units within each Project, and (ii) maintain a sales office at or near each Project, as the Borrower determines, to provide for adequate sales and marketing of each such Project. The Borrower shall insure that sufficient adjacent parking for customers exists within the vicinity of the sales office. The Model Units within each Project shall be used solely as a model display (including landscaping and walkways), as a sales office and for parking, all in connection with the marketing and sale of Homes within such Project. Borrower shall maintain the interiors and exteriors of the Model Units within such Project in good condition, repair and order, except for ordinary wear and tear. Regardless of any other provision of this Loan Agreement, Lender shall not be required to release the Model Units within any Project or any of them from the lien of the Deed of Trust unless Borrower has provided, and Lender has accepted, a substituted Model Unit within such Project which Lender in its reasonable judgment considers to be comparable to the Model Unit to be released and suitable for the purposes and uses described above. Notwithstanding the foregoing, with the prior written consent of Lender, which consent shall not be unreasonably withheld by Lender, the Borrower may convert Model Units within a Project to Units held for sale at such time as the Borrower determines that it is appropriate to do so given the sales activity for such Project. Borrower shall maintain insurance coverage regarding the Model Units as Lender shall reasonably require.

(b) Borrower may sell a Model Unit to a Person approved by Lender in its reasonable discretion, subject to the requirements that (i) the Borrower leases the Model Unit back from such Person pursuant to a lease agreement, the form and terms of which are approved by the Lender in its reasonable discretion and (ii) upon the request of the Lender, Borrower executes such documents as Lender requires to assign to Lender the Borrower’s interest in such lease.

Section 7.5. Releases from Lien of Deed of Trust.

(a) Borrower may from time to time request that Lender release one or more Lots and/or Units from the lien of the Deed of Trust and the other Project Security Instruments encumbering such Lots and/or Units. So long as no Event of Default exists, Lender agrees that it will execute a partial release that releases Lender’s lien on such Lot and/or Unit pursuant to the Deed of Trust and the

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documents executed pursuant thereto, provided that the following conditions precedent shall have been satisfied:

(1) Lender shall have received a written notice requesting the partial release no fewer than five (5) Business Days prior to the date on which the partial release is to be effective, which notice shall specify (i) the Project, (ii) the specific Lots and/or Units to be released, (iii) if such release is being requested in connection with a sale of the Lots and/or Units, the Person to whom such Lots and/or Units are being sold, which Person shall not be an Affiliate of the Borrower, and (iv) the Lender’s Release Price(s) therefor;

(2) Lender shall have received evidence satisfactory to Lender that (i) the closing of the sale and/or release of such Lots and/or Units shall be conducted through an escrow with the Title Company, and (ii) the Title Company shall have been instructed, which instructions shall have been acknowledged and agreed to by the Title Company and which cannot be changed or supplemented without Lender’s written concurrence, not to record Lender’s partial release until the Title Company receives in respect of such release an amount equal to Lender’s Release Price for such Lots and/or Units and is irrevocably committed to disburse such amount to Lender;

(3) Lender shall have received executed originals of instruments, agreements and other documents, in form and substance satisfactory to Lender, which Lender determines are necessary or appropriate, to evidence and/or effectuate the partial release and to modify the Loan Documents as a result thereof;

(4) Lender shall have received evidence satisfactory to Lender that the Borrower has satisfied all conditions precedent in the Loan Documents relating to the release of the Lots and/or Units.

If the Title Company that is selected by Borrower to insure title to the Lots and/or Units sold by the Borrower elects to have Borrower and Lender enter into a master release agreement that provides for, among other things, the release of the Lots and/or Units once all of the Lots and/or Units in a phase of a Project or in an entire Project are sold instead of being released one at a time, then Lender agrees to enter into such a master release agreement in form and substance satisfactory to Lender.

In connection with each release of a Lot and/or Unit, provided all conditions to such release have been met, Lender agrees to provide to the Title Company an estoppel letter, in form and substance satisfactory to Lender, specifying the Lender’s Release Price.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(b) In addition to the releases provided for in subparagraph (a), so long as no Event of Default exists, Lender agrees that, without requiring payment of any release price, it shall release from the lien of the Deed of Trust and the other Project Security Instruments those portions of a Project necessary for utility easements, dedicated public roads, common elements (including any parts of such Project to be transferred to a homeowners’ association or the like), parks, greenbelts, recreation areas, schools, medical facilities and other similar purposes, provided (i) the Borrower complies with the requirements of subparagraphs (1), (3) and (4) of subparagraph (a) above (except that the requirement of written notice specifying the Lender’s Release Price(s) and payment of the Lender’s Release Price(s) shall not be applicable), (ii) the Lender is furnished with a survey, or another document reasonably satisfactory to the Lender, depicting and describing the real property to be released and (iii) such release is consistent in all material respects with the site plan or other depiction of such Project provided to the Lender as part of the Project Underwriting Documents.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.1. Events of Default. The occurrence and continuance of any of the following events shall constitute an “Event of Default” hereunder:

(a) Borrower shall fail to pay any installment of principal on the Loan when due, whether at stated maturity, as a result of a mandatory prepayment requirement, upon acceleration, upon demand for payment under Section 8.2(c) or otherwise, or pay when due any interest, fees or other amounts payable hereunder or under the other Loan Documents;

(b) any representation or warranty made by the Borrower herein or by any Loan Party in any other Loan Document shall at any time be incorrect in any material respect; or

(c) Borrower shall fail to perform or observe any term, covenant or agreement contained in this Loan Agreement or any Loan Party shall fail to perform or observe any term, covenant or agreement contained in any other Loan Document, and such failure shall remain unremedied for thirty (30) days after notice thereof from Lender to Borrower or such other Loan Party, as applicable; provided that in the event Borrower or such other Loan Party, as applicable, commences and is diligently pursuing to completion action to cure the failure, such thirty (30) day period may be extended for such period of time as is necessary to cure the failure, but in no event longer then one hundred twenty (120) days from the date of the Lender’s notice; provided further however, that in the event (i) Lender reasonably determines that the

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failure to immediately declare an Event of Default could materially and adversely harm the rights of the Lender hereunder or under any other Loan Document, or the rights of the Lender with respect to the collateral pledged to secure the Loan, or (ii) Lender reasonably determines that the failure to perform or observe the terms of this Loan Agreement or any other Loan Document cannot be remedied with the passage of one hundred twenty (120) days, then Lender may declare an immediate Event of Default in its notice given pursuant to this Section 8.1(c); or

(d) the Borrower or any other Loan Party shall assert the invalidity or unenforceability of any Loan Document or any Loan Document shall be adjudicated to be invalid or unenforceable in any material respect; or

(e) the Borrower or any other Loan Party shall fail to pay any Debt, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to pay, default or event results in the acceleration, or permits the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or is required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided however that none of the foregoing events or inactions shall constitute an Event of Default unless such event or inaction could result in a Material Adverse Change; or

(f) the Borrower or any other Loan Party shall generally not pay its Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any other Loan Party seeking to adjudicate such party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such party’s Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such party or for any substantial part of such party’s property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days (whether or not consecutive), or any of the actions sought in such proceeding (including, without, limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

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the Borrower or any other Loan Party shall take any action to authorize any of the actions set forth above; or

(g) any event of default (however described) under any other Loan Document shall occur and not be cured within the applicable grace period; or

(h) any Project Security Instrument, for any reason, ceases to create a valid and perfected first priority lien on or in the Land or other collateral relating thereto as described in the Loan Documents, or the Borrower or any other Loan Party shall so state in writing; or

(i) the dissolution or winding up of the Borrower or any other Loan Party; or

(j) any judgment or order for the payment of money in excess of Two Hundred Thousand Dollars ($200,000), singularly or in the aggregate, shall be rendered against the Borrower or any other Loan Party, and either (i) there shall be a period of forty-five (45) days or more during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be a period of forty-five (45) days or more during which a stay of such enforcement proceedings shall not be in effect; or

(k) a Material Adverse Change shall occur; or

(l) the Borrower shall fail to comply with, or shall fail to cause the Guarantor to comply with, any of the covenants set forth in Section 5.2, Section 5.3, Section 5.4, Section 5.5 or Section 5.6; or

(m) Borrower fails to meet or comply with any of the projections or other provisions of the Construction Progress Schedule for any Project (which failure Lender reasonably believe may result in impairment of the value of its security for the Loan or in the ability of the Borrower to repay the Loan in full by the Maturity Date), and does not cure that failure within thirty (30) days after written notice from Lender; provided that such cure period shall not be applicable (i.e., there shall be no cure period) if Lender has reasonably determined that such failure is not susceptible to cure within thirty (30) days; or

(n) the assignment by the Borrower of the rents or the income of any Project, or any part thereof or of any other revenues or sales proceeds relating to any Project (other than to Lender); or

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(o) there shall occur substantial deviations in the Development Work or the Homes of any Project from the Plans and Specifications for such Project without the prior approval of Lender, or the existence of materially adverse defective workmanship or materials incorporated into the Development Work or the Homes for any Project which deviations or defects are not corrected within thirty (30) days after written notice thereof to Borrower, such deviations and defects to be conclusively determined by Lender after consultation with the Inspector; or

(p) cessation of the Development Work of any Project prior to completion of the Homes of such Project for a continuous period of (i) one hundred twenty (120) days or more if such cessation is by a Force Majeure Event, or (ii) sixty (60) days or more if such cessation is not caused by a Force Majeure Event; or

(q) the Development Work or the Homes of any Project are not, in Lender’s reasonable judgment, being carried out in accordance with the Construction Progress Schedule for such Project (subject to delays not to exceed sixty (60) days or to delays not to exceed one hundred twenty (120) days in the aggregate which are caused by Force Majeure Events of which Lender has been properly notified in accordance with the provisions of Section 6.11); or

(r) a court of competent jurisdiction enters an order enjoining construction of the Development Work or the Homes of any Project, or such a court or an authorized governmental agency orders that sales of the Lots and/or Units of any Project be suspended or halted, or any required approval, license or permit is withdrawn or suspended, and the order, withdrawal or suspension remains in effect for a period of thirty (30) days; or

(s) there occurs any attachment, levy, execution or other judicial seizure of any portion of any Project, any other material collateral provided by Borrower under any of the Loan Documents, or any substantial portion of the other assets of Borrower, which is not released, expunged, discharged or dismissed prior to the earlier of (i) thirty (30) days after such attachment, levy, execution or seizure, or (ii) the sale of the assets affected thereby; or

(t) any surety obligated for any Development Work or Homes of any Project is called upon to perform its obligations and/or any person demands funds pursuant to any “set-aside” letter or “cash in lieu of bond agreement” issued by Lender with respect to such Project; or

(u) the average sales price for the ten (10) most recently sold Units in any Project is less than eighty-five percent (85%) of the lesser of (i) the average of the appraised values of such Units as determined based upon an Appraisal Report

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

identifying the appraised values of base home designs for such Project (or if no Appraisal Report is required by Lender with respect to a Project, based upon the values of such Units as determined based upon the values of such home designs for such Project as set forth in the Project Commitment for such Project) or (ii) the average of the base prices for such Units based upon the Approved Cash Flow Statement for such Project; or

(v) the Borrower’s pre-tax net income is negative in each of two (2) consecutive fiscal quarters or for any four (4) consecutive fiscal quarters on a cumulative basis and the ratio of the Total Liabilities of the Guarantor and its Subsidiaries (excluding the Borrower) (exclusive of consolidated liabilities of variable interest entities) to the Tangible Net Worth of the Guarantor and its Subsidiaries (including the Borrower) is more than 3.50 to 1.00; or

(w) any two (2) or more of Wade Cable, Thomas J. Mitchell, Douglas F. Bauer, Richard S. Robinson or Michael D. Grubbs shall cease to be employed by the Guarantor or the Borrower on a continuous and full time basis with power and responsibility to manage the material day to day operations of the Guarantor, the Borrower and their Subsidiaries; or

(x) an event of default (however described) shall occur under any loan agreement or related loan document (other than under this Loan Agreement or under the Loan Documents) between the Borrower and the Lender, Residential Funding Corporation or any successor or assign thereof; or

(y) the failure of the Borrower to pay in full any Obligation of Reimbursement owing by the Borrower to the Lender with respect to a Letter of Credit within five (5) Business Days following any drawing under such Letter of Credit.

Borrower acknowledges and agrees that all material non-monetary defaults are conclusively deemed to be and are defaults which impair the security of the Deed of Trust, and that Lender shall be entitled to exercise any appropriate remedy, including without limitation, foreclosure of the Deed of Trust upon the occurrence of any such material non-monetary default.

Section 8.2. Remedies. Upon the occurrence of any Event of Default, the following provisions shall apply:

(a) if such event is an Event of Default specified in Section 8.1(f), Lender’s commitment to fund the Loan shall terminate and the indebtedness evidenced by the

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Note shall and any other amounts payable under this Loan Agreement and the other Loan Documents shall immediately and automatically become due and payable;

(b) if such event is an Event of Default specified in Section 8.1(v) or Section 8.1(w), the Lender’s remedies shall be limited to, by notice to the Borrower, termination of its commitment to consider proposed projects for approval as Projects;

(c) if such event is an Event of Default under Section 8.1(b), Section 8.1(c), Section 8.1(g), Section 8.1(m), Section 8.1(o), Section 8.1(p), Section 8.1(q), Section 8.1(r) or Section 8.1(u) and such event relates solely to a single Project, the Lender’s remedies shall be limited to the following remedies: (i) Lender may withhold one or more requested disbursements of proceeds of the Loan related to such Project (or to such portion of such Project as Lender shall determine in its sole discretion), whether such requested disbursement relates to the Acquisition and Development Amount for such Project or is requested under the ABF Program, (ii) by notice to the Borrower, Lender may unilaterally eliminate all Units of such Project (or such portion of the Units of such Project as Lender shall determine in its sole discretion) for purposes of determining the Borrowing Base Value (although such Units will remain as collateral for the Loan until released from the lien of the Deed of Trust in accordance with the terms of the Loan Documents), (iii) by notice to the Borrower, Lender may suspend or terminate its commitment to make any further advance of proceeds of the Loan related to the acquisition of Land for such Project, Development Work for such Project or the construction of Homes of such Project (or related to the acquisition of such portion of Land for such Project, such portion of the Development Work for such Project or such portion of the construction of Homes for such Project as Lender shall determine in its sole discretion), and (iv) by notice to Borrower, Lender may declare that portion of the outstanding principal balance of the Loan related to the acquisition of Land and Development Work for such Project (or related to the acquisition of such portion of Land and Development Work for such Project as Lender shall determine in its sole discretion), and all interest thereon, to be due and payable, whereby such portion of the outstanding principal balance of the Loan related to the acquisition of the Land and the Development Work for such Project (or related to the acquisition of such portion of Land and Development Work for such Project as Lender shall determine in its sole discretion) shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(d) upon the occurrence of any Event of Default, other than an Event of Default expressly covered by Section 8.2(b) or Section 8.2(c), Lender may, at its option:

(1) by notice to Borrower, terminate its commitment to fund the Loan and declare the Loan, all interest thereon, and all other amounts payable under this Loan Agreement and the other Loan Documents to be due and payable, whereupon the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and/or

(2) exercise any and all rights and remedies available to Lender under the Loan Documents or at law or in equity, including, without limitation, the right to foreclose or otherwise realize upon all or any part of the collateral securing Borrower’s obligations and to proceed against Borrower and/or any other Person liable with respect to the obligations under the Loan Documents; and/or

(3) immediately terminate any further advances of Loan funds hereunder, and from time to time apply all or any portion of the undisbursed Loan funds to payment of accrued interest under the Note and/or upon any other obligations of Borrower hereunder or under the Loan Documents. Lender may also withhold any one or more disbursements after a Potential Default occurs, unless Borrower cures or corrects the event or condition to the reasonable satisfaction of Lender prior to the occurrence of an Event of Default; and/or

(4) record a notice of default under the Deed of Trust and under the mortgages or deeds of trust, as applicable, which secure the indebtedness evidenced by the Note; and/or

(5) make any disbursements after the happening of any one or more Events of Default, without thereby waiving its right to demand payment of the Loan and all other sums owing to Lender with respect to the Loan Documents or any other rights or remedies described herein, and without liability to make any other or further disbursements, notwithstanding Lender’s previous exercise of any such rights and remedies; and/or

(6) enter upon any or all Projects and with or without legal process take possession of such Project or Projects, remove Borrower and all employees, contractors and agents of Borrower therefrom, and complete or attempt to complete construction of the Development Work and/or the Homes related thereto in accordance with the Plans and Specifications therefor, with such changes, additions or corrections therein as Lender may from time to time and in its judgment deem appropriate, and market, sell or lease such Project or

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Projects, at the risk and expense of Borrower. Lender shall have the right at any time to discontinue any work commenced by it in respect to such Development Work and/or the Homes or to change the course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise. Lender shall have the right and power (but shall not be obligated) to assume any construction contract made by or on behalf of Borrower in any way relating to such Homes and to take over and use all or any part of the labor, materials, supplies and equipment contracted for, by or on behalf of Borrower whether or not previously incorporated into such Development Work and/or the Homes, in the discretion of Lender. Lender may also modify or terminate any contractual arrangements, subject to its right at any time to discontinue any work without liability. If Lender chooses to complete such Development Work and/or the Homes, Lender shall not assume any liability to Borrower or any other person for completing them, or for the manner or quality of their construction, and Borrower expressly waives any such liability. In connection with any work of construction undertaken by Lender pursuant to the provisions of this subsection (6), Lender may do any of the following:

(i) engage builders, contractors, subcontractors, architects, engineers, suppliers, inspectors, consultants and others for the purpose of furnishing labor, materials, equipment and other services in connection with the work of construction, for the protection or clearance of title to such Project or Projects, or for the protection of Lender’s interests with respect thereto;

(ii) pay, settle or compromise all bills or claims which may become liens against such Project or Projects or which have been or may be incurred in any manner in connection with completing construction of such Development Work and/or the Homes or for the protection or clearance of title to such Project or Projects, or for the protection of Lender’s interests with respect thereto;

(iii) prosecute and defend all actions and proceedings in connection with such Project or Projects;

(iv) execute, acknowledge and deliver all other instruments and documents in the name of Borrower that are necessary or desirable, to exercise Borrower’s rights under contracts concerning such Project or Projects; and

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(v) take such other action, including the employment of security personnel to protect such Development Work and such Homes, or refrain from taking action under this Loan Agreement as Lender may in its discretion determine from time to time.

Borrower shall be liable to Lender for sums paid or incurred for completing construction of such Development Work and such Homes whether the same shall be paid or incurred pursuant to the provisions of this Section or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be paid by Borrower to Lender upon demand with interest at the rate set forth in the Note, and all of the foregoing shall be deemed and shall constitute disbursements under this Loan Agreement and be secured by the Project Security Documents. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this subsection (6), Borrower hereby unconditionally and irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to enter into such contracts, perform such acts and incur such liabilities as are referred to in said Section in the name and on behalf of Borrower. This power of attorney is coupled with an interest; and/or

(7) where substantial deviations from the Plans and Specifications for any Project appear which have not been approved as set forth herein, or where defective or unworkmanlike labor or materials are being used in the construction of the Development Work and/or the Homes of any Project, or upon receipt of knowledge of encroachments to which there has been no consent, or if Lender determines that the Development Work and/or the Homes of any Project are not being constructed in accordance with any governmental requirements or any covenants, conditions, restrictions, agreements or other matters, whether or not of record, affecting the condition of title to any Project, Lender shall have the right to immediately order stoppage of the construction and demand that such conditions be corrected. After issuance of such an order in writing, no further work shall be done on that portion of the Development Work and/or the Homes of such Project where there is a substantial deviation from the Plans and Specifications for such Project which has not been approved as set forth herein, where there is defective or unworkmanlike labor or materials, or which does not comply with governmental requirements or matters affecting title to such Project, without the prior written consent of Lender, which consent shall not be unreasonably withheld, unless and until said condition has been fully corrected; and/or

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(8) foreclose on any security for the Loan without waiving its rights to proceed against any other security or other entities or individuals directly or indirectly responsible for repayment of the Loan, or waive any and all security for the Loan as Lender may in its discretion so determine, and pursue any such other remedy or remedies as Lender may so determine to be in its best interest; and/or

(9) if Lender spends its funds in exercising or enforcing any of its rights or remedies under the Loan Documents, the amount of funds spent shall be payable to Lender upon demand, together with interest at the rate applicable to the principal balance of the Note, from the date such funds were spent until repaid. Such amounts shall be deemed secured by the Deed of Trust and other applicable Project Security Documents.

Whether or not Lender elects to employ any or all of the remedies available to it in connection with an Event of Default, Lender shall not be liable for (i) the construction of or failure to construct, complete or protect the Development Work and/or the Homes of any Project, (ii) the payment of any expense incurred in connection with the exercise of any remedy available to Lender or the construction or completion of the Development Work and/or the Homes of any Project, or (iii) the performance or non-performance of any other obligation of Borrower or any other Loan Party.

All remedies of Lender provided for herein and in any other Loan Document are cumulative and shall be in addition to all other rights and remedies provided by law or in equity. The exercise of any right or remedy by Lender hereunder or under any other Loan Document shall not in any way constitute a cure or waiver of any Event of Default or any Potential Default hereunder or under any other Loan Document or invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its rights hereunder or under any other Loan Documents. If Lender exercises any of the rights or remedies provided in this Article VIII, that exercise shall not make Lender, or cause Lender to be deemed to be, a partner or joint venturer of Borrower. No disbursement of Loan funds by Lender shall cure any Event of Default or Potential Default, unless Lender agrees otherwise in writing in each instance.

Section 8.3. Authorization to Apply Assets to Payment of Loan. The Borrower hereby authorizes the Lender, following the occurrence of an Event of Default, without notice or demand, to apply any property, balances, credits, accounts or moneys of the Borrower, the Guarantor or any Affiliate of the Borrower or the Guarantor then in the possession of Lender, or standing to the credit of the Borrower, the Guarantor or any Affiliate of the Borrower or the Guarantor, to the payment of the Loan.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Successors and Assigns; No Assignment by Borrower. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Borrower may not assign or transfer any of its rights or obligations under this Loan Agreement or any of the other Loan Documents without the prior written consent of Lender.

Section 9.2. Notices. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing (at the addresses set forth below) and shall be given by any of the following means:

(a) personal delivery;

(b) reputable overnight courier service;

(c) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or

(d) registered or certified, first class mail, return receipt requested.

Any notice, demand or request sent pursuant to the terms of this Loan Agreement shall be deemed received (i) if sent pursuant subsection (a), upon such personal delivery, (ii) if sent pursuant to subsection (b), on the next Business Day following delivery to the courier service, (iii) if sent pursuant to subsection (c), upon dispatch if such dispatch occurs between the hours of 9:00 a.m. and 5:00 p.m. (recipient’s time zone) on a Business Day, and if such dispatch occurs other than during such hours, on the next Business Day following dispatch and (iv) if sent pursuant to subsection (d), three (3) days following deposit in the mail.

The addresses for notices are as follows:

To Lender:	RFC Construction Funding Corp.
8400 Normandale Lake Boulevard, Suite 250
Minneapolis, Minnesota 55437
	Attention:	Managing Director
Business Capital Group
Telephone No.: (952) 857-6968
Telecopier No.: (952) 857-6943

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

With a copy to:		RFC Construction Funding Corp.
8400 Normandale Lake Boulevard, Suite 250
Minneapolis, Minnesota 55437
	Attention:	Chief Counsel
Business Capital Group
Telephone No.: (952) 857-6911
Telecopier No.: (952) 857-6949

To Borrower:		William Lyon Homes, Inc.
4490 Von Karman Avenue
Newport Beach, California 92660
	Attention:	Michael D. Grubbs, Senior Vice President and Chief Financial Officer
Richard S. Robinson, Senior Vice President
Telephone No.: (949) 476-5475
Telecopier No.: (949) 252-2575

With a copy to:		Irell & Manella LLP
840 Newport Center Drive
Suite 500
Newport Beach, California 92660-6324
	Attention:	Roy S. Geiger
Telephone No.: (949) 760-5299
Telecopier No.: (949) 760-5200

Such addresses may be changed by notice to the other parties given in the same manner as provided above.

Notwithstanding the foregoing, all requests for disbursements of the Loan pursuant to Article II above shall be deemed received only upon actual receipt, and such requests for disbursement shall be given only to the Lender’s primary addressee.

Section 9.3. Changes, Waivers, Discharge and Modifications in Writing. No provision of this Loan Agreement or any of the other Loan Documents may be changed, waived, discharged or modified except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or modification is sought.

Section 9.4. No Waiver; Remedies Cumulative. No disbursement of proceeds of the Loan shall constitute a waiver of any conditions to Lender’s obligation to make further disbursements nor, in the event Borrower is unable to satisfy any such conditions, shall any

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

such waiver have the effect of precluding Lender from thereafter declaring such inability to constitute an Event of Default (however described) under this Loan Agreement or any other Loan Document. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under this Loan Agreement or any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any Event of Default (however described) or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof, or of any other right, power or privilege. Except as specifically provided herein, all rights and remedies existing under this Loan Agreement or any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

Section 9.5. Costs, Expenses and Taxes. Borrower agrees to pay the costs, and all expenses incurred by Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this Loan Agreement, the other Loan Documents and any other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto and with respect to advising Lender as to its rights and responsibilities under this Loan Agreement and the other Loan Documents. Borrower further agrees to pay all costs and expenses of Lender (including, without limitation, reasonable counsel fees and expenses, court costs and all other litigation expenses, including, but not limited to, reasonable expert witness fees, document copying expenses, exhibit preparation, courier expenses, postage expenses and communication expenses) in connection with the enforcement of this Loan Agreement, the other Loan Documents and any other documents delivered hereunder, including, without limitation, costs and expenses incurred in connection with any bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceeding, or any refinancing or restructuring in the nature of a “workout” of the Loan Documents and any other documents delivered by Borrower related thereto. In addition, Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Loan Agreement, the other Loan Documents and the other documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. Payment from the Borrower of amounts due pursuant to this Section 9.5 shall be due ten (10) days after it has received from the Lender written notice of the nature of the item for which payment is required and the amount due, other than amounts due pursuant to the last sentence of the previous paragraph which amounts shall be due on demand.

Section 9.6. Disclaimer by Lender; No Joint Venture. Borrower acknowledges, understands and agrees as follows:

(a) The relationship between Borrower and Lender is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

any responsibility for or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of the quality, adequacy or suitability of any matter or thing submitted to Lender for its approval.

(b) Lender owes no duty of care to protect Borrower or any other Person against negligent, faulty, inadequate or defective building or construction.

(c) Borrower is not and shall not be an agent of Lender for any purpose. Lender is not a joint venture partner with Borrower in any manner whatsoever. Approvals granted by Lender for any matters covered under this Loan Agreement shall be narrowly construed to cover only the parties and facts identified in any such approval.

Section 9.7. Indemnification. Borrower agrees to protect, indemnify, defend and hold harmless each Indemnified Party from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses (including, without limitation, reasonable fees and expenses of counsel and consultants and allocated costs of internal counsel) that may be incurred by or asserted against any Indemnified Party, in each case arising out of or in connection with or related to any of the following:

(a) the Loan, this Loan Agreement or any other Loan Document,

(b) the use of funds advanced under the Loan Documents, or

(c) the failure of Borrower or any other party (other than Lender) to comply fully with any and all laws applicable to it,

whether or not an Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, obligations, penalties, disbursements and expenses are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party. Notwithstanding the foregoing, nothing in this Section 9.7 shall be construed as an indemnification by Borrower of any claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses related to Hazardous Materials or Hazardous Materials Laws, which indemnification obligation is separately and exclusively set forth in the Environmental Indemnity. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 9.7 shall survive the termination of this Loan Agreement and the other Loan Documents and the payment in full of the Loan.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Section 9.8. Consultants. Borrower shall pay any and all valid claims of any consultants, advisors, brokers or agents whom it has retained or with whom it has initiated contact with respect to the Loan who claims a right to any fees in connection with the Loan, and shall indemnify, defend and hold Lender harmless from such claims, whether or not they are valid.

Section 9.9. Governing Law. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 9.10. Titles and Headings. The titles and headings of sections of this Loan Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.

Section 9.11. Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page.

Section 9.12. Lender’s Right With Respect to the Loan. Notwithstanding any provision to the contrary contained in this Loan Agreement or any other Loan Document, the Lender may at any time sell, assign, grant or transfer to any Person all or a portion of its interest in or rights with respect to the Loan and in all or part of the obligations of the Borrower and any other obligated party under the Loan Documents.

Section 9.13. Confidentiality. Borrower and Lender shall mutually agree on the contents of any press release, public announcement or other public disclosure regarding this Loan Agreement and the transactions contemplated hereunder to be made following the mutual execution and delivery of this Loan Agreement; provided that Lender may disclose the terms hereof and give copies of the Loan Documents to assignees and participants and to prospective assignees and participants. If either party fails to respond to the other party in writing with either an approval or a disapproval within five (5) Business Days of a party’s receipt of the other party’s request for consent or approval as expressly contemplated pursuant to this Section 9.13, which request shall have been sent to the other party’s notice addressees in the manner set forth in Section 9.2, then such consent or approval shall be deemed to have been given, provided that such five (5) Business Day period shall not commence to run unless and until the other party shall have received all information, materials, documents and other matters required to be submitted to it hereunder with respect to such consent or approval and all other information, materials, documents and other matters reasonably essential to its decision process.

Section 9.14. Time is of the Essence. Time is of the essence of this Loan Agreement.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

Section 9.15. No Third Parties Benefitted. This Loan Agreement is made and entered into for the sole protection and legal benefit of Borrower, Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Loan Agreement or any of the other Loan Documents. Lender shall not have any obligation to any Person not a party to this Loan Agreement or the other Loan Documents.

Section 9.16. Severability. The illegality or unenforceability of any provision of this Loan Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Loan Agreement or any instrument or agreement required hereunder.

Section 9.17. Jurisdiction. Any legal action or proceeding with respect to this Loan Agreement or any of the other Loan Documents may be brought in the courts of the State of California or of the United States for the District of California, and by execution and delivery of this Loan Agreement, each of Borrower and Lender consents, for itself and in respect of its property, to the jurisdiction of those courts. Each of Borrower and Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Loan Agreement or any document related hereto. Borrower and Lender each waive any personal service of any summons, complaint or other process, which may be made by any other means permitted by California law. Nothing in this Section 9.17 shall affect the right of Lender to serve legal process in any other manner permitted by law or limit the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

Section 9.18. Waiver of Jury Trial. BORROWER AND LENDER WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. BORROWER AND LENDER AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 9.19. Interpretation. This Loan Agreement and the other Loan Documents shall not be construed against Lender merely because of Lender’s involvement in the preparation of such documents and agreements.

Section 9.20. Entire Agreement. This Loan Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among Borrower and Lender and supersedes all prior or contemporaneous agreements and understandings of such persons, verbal or written, relating to the subject matter hereof and thereof except for any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.

Section 9.21. Amended and Restated Loan Agreement. This Loan Agreement constitutes an amendment to, and a complete restatement of, the Original Loan Agreement.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

IN WITNESS WHEREOF, Lender and Borrower have caused this Loan Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

WILLIAM LYON HOMES, INC. a California corporation

By:	/s/ RICHARD S. ROBINSON

Printed Name:	Richard S. Robinson

Title:	Sr. Vice President

And

By:	/s/ MICHAEL D. GRUBBS

Printed Name:	Michael D. Grubbs

Title:	Sr. Vice President

LENDER:

RFC CONSTRUCTION FUNDING CORP., a Delaware corporation

By:	/s/ PETER FISCHER

Printed Name:	Peter Fischer

Title:	Assistant Vice President

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

EXHIBIT A TO LOAN AGREEMENT

CONDITIONS TO OBLIGATION OF LENDER TO MAKE LOAN

The obligation of the Lender to make the Loan is conditioned upon the Lender having received, in form and substance satisfactory to Lender, each of the following:

1. Executed originals of this Loan Agreement, the Note, the Assignment, the Environmental Indemnity and the Guaranty.

2. A Certificate of the Secretary of the Borrower certifying that the Articles of Incorporation and By-Laws previously delivered by the Borrower to the Lender have not been amended or otherwise changed and remain in full force and effect, together with a current Certificate of Good Standing for the Borrower.

3. A Certificate of the Secretary of the Guarantor certifying that the Articles of Incorporation and By-Laws previously delivered by the Guarantor to the Lender have not been modified or otherwise changed and remain in full force and effect, together with a current Certificate of Good Standing for the Guarantor.

4. Copies of the resolutions adopted by the Borrower authorizing certain officers of the Borrower to execute and deliver this Loan Agreement and the other Loan Documents to which the Borrower is a party.

5. Copies of the resolutions adopted by the Guarantor authorizing certain officers of the Guarantor to execute and deliver the Guaranty and any other Loan Documents to which the Guarantor is a party.

6. Payment of all costs and expenses incurred by Lender, including, without limitation, the fees and costs of its legal counsel, in connection with the preparation, execution and delivery of this Loan Agreement, the Note, the Assignment, the Environmental Indemnity and the Guaranty.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

A-1

EXHIBIT B TO LOAN AGREEMENT

PROJECT REQUIREMENTS

GENERAL

A proposed project may utilize proceeds of the Loan for any of the following: (i) acquisition of the Land, Development Work and Homes, (ii) acquisition of the Land and Development Work, (iii) acquisition of Finished Lots and Homes or (iv) Homes.

A proposed project may be one of several projects anticipated to be developed by the Borrower in a single contiguous development.

ENTITLEMENTS	All proposed projects must be suitable for and substantially entitled for the commencement of the Development Work and/or the Homes, as applicable, including the relative on and off-site improvements. Unless otherwise agreed to by the Lender, the Land must be fully entitled, and the Borrower must be able to commence development of the Project, as contemplated by the Project Underwriting Documents, upon payment of fees to the governing municipality.

GEOGRAPHIC REGION	Projects must be located in the State of California, the State of Arizona or the State of Nevada.

COMMENCEMENT OF WORK	The Development Work or the Homes, as applicable, for a Project must commence within six (6) months of the date of the Project Commitment for such Project.

ACQUISITION AND DEVELOPMENT AMOUNT	With respect to a Project as to which the Qualified Acquisition and Development Expenditures will be funded outside of the ABF Program, the Acquisition and Development Amount for the acquisition of the Land and the Development Work related to such Project shall be set forth in the Project Commitment for such Project.

EQUITY	The equity requirement from the Borrower will be specified in the applicable Project Commitment.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

ACQUISITION AND DEVELOPMENT MATURITY DATE

All Projects.

With respect to a Project as to which the Qualified Acquisition and Development Expenditures will be funded outside of the ABF Program, all outstanding borrowings of the Loan related to the acquisition of the Land and the Development Work for such Project shall be due and payable on the Acquisition and Development Maturity Date for such Project.

The Acquisition and Development Maturity Date of a Project shall not exceed the earlier of (i) the date which is specified in the Project Commitment as the Acquisition and Development Maturity Date, or (ii) the Maturity Date.

PRICE POINT	The maximum sales price for any Unit in a Project shall not exceed $850,000 in California or $500,000 in Nevada or Arizona.

PROJECT SIZE LIMITATIONS	The size of each Project as to which the Qualified Acquisition and Development Expenditures will be funded outside of the ABF Program shall be limited to the number of Units which can be absorbed prior to the Acquisition and Development Maturity Date, subject to the requirement that the size of a Project may not exceed 150 Units.

START LIMITATIONS

Construction of Homes within a Project will be limited to the following:

1. an unlimited number of Sold Units;

2. a number of Model Units not to exceed five (5) Model Units per Project; and

3. a number of Spec Units equaling up to three (3) months of unit absorption (based upon the Appraisal required to be delivered as part of the Project Underwriting Documents), except on the 1st phase of the Project, a number of Spec Units not to exceed twenty-five (25) Spec Units;

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

ADVANCE RATES FOR THE ACQUISITION OF LAND AND THE DEVELOPMENT WORK RELATED TO A PROJECT

The Advance Rates for the acquisition of Land and the Development Work related to a Project as to which the Qualified Acquisitions and Development Expenditures will be funded outside of the ABF Program shall be as follows:

Conventional Project:

Proceeds of the Loan may be advanced to fund the following:

(1) the lesser of 70% of the cost of the Land or 70% of the Value of the Land; plus

(2) 100% of the costs of the Development Work,

provided however that the Acquisition and Development Amount shall not exceed the lesser of 70% of the Value of the Land or 85% of the cost of Finished Lots.

High Advance Rate Project:

Proceeds of the Loan may be advanced to fund the following:

(1) 85% of the acquisition price of the Land; plus

(2) 100% of the costs of the Development Work,

provided however that the Acquisition and Development Amount shall not exceed ninety percent (90%) of the Value of the Land.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

BORROWING BASE VALUE FOR UNITS INCLUDED IN THE ABF PROGRAM

The Borrowing Base Value for a Unit included in the ABF Program shall be determined in accordance with the applicable provisions of the Loan Agreement, including the following definitions:

“Applicable ABF Home Advance Rate” shall mean (i) with respect to a Unit in a Conventional Project, 80% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit, (ii) with respect to a Unit in a High Advance Rate Project, 85% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit, and (iii) with respect to a Unit in a Rolling Option Project, 80% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit.

“Applicable ABF Lot Advance Rate” shall mean, with respect to any Unit for which the land acquisition and Development Work is to be funded under the ABF Program, (i) with respect to a Lot in a Conventional Project, the lesser of 70% of the Value of such Lot as a Finished Lot or 85% of the cost of such Lot as a Finished Lot, (ii) with respect to a Lot in a High Advance Rate Project, 90% of the Value of such Lot as a Finished Lot, and (iii) with respect to a Finished Lot in a Rolling Option Project, 75% of the cost of such Finished Lot.

“Borrowing Base Lot Amount” shall mean, with respect to any Unit for which the land acquisition and Development Work is to be funded under the ABF Program, the amount which shall be allocated to such Lot included in the ABF Program for purposes of determining the Borrowing Base Value, which amount shall be equal to that amount which is determined by multiplying the Applicable ABF Lot Advance Rate times the Value of such Lot as a Finished Lot. The Borrowing Base Lot Amount shall be determined for each Lot and shall be set forth in the applicable Project Commitments.

“Borrowing Base Home Amount” shall mean the amount which shall be allocated to each Home included in the ABF Program for purposes of determining the Borrowing Base Value, which amount shall be equal that amount which is determined by multiplying the Applicable ABF Home Advance Rate times the Value of the Unit, and subtracting therefrom either the total amount of the Loan disbursed for the land acquisition and budgeted for the Development Work related to such Unit (if the land acquisition and Development Work for such Unit are funded outside of the ABF Program) or the applicable Borrowing Base Lot Amount for such Unit (if the land acquisition and Development Work for such Unit are funded under the ABF Program). The Borrowing Base Home Amounts shall be determined for each design type of Home and shall be set forth in the applicable Project Commitments.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Home Percentage Completed” shall mean, with respect to a Home, the percentage of the construction of the Home which has been completed, which such percentage shall be based upon the percentages in the Home Staged Draw Schedule and shall be set forth in the most recent WIP Report.

“Lot Percentage Completed” shall mean, with respect to any Unit for which land acquisition and Development Work is to be funded under the ABF Program, the percentage of the construction of the Development Work which has been completed, which such percentage shall be based upon the percentages in the Lot Staged Draw Schedule and shall be set forth in the most recent WIP Report.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

EXHIBIT C TO LOAN AGREEMENT

PROJECT UNDERWRITING DOCUMENTS

A.	GENERAL PROJECT INFORMATION:

1.	Summary description of proposed project.

2.	Designation of proposed project as a Conventional Project, a High Advance Rate Project or a Rolling Option Project.

3.	Purchase contract for property.

4.	Cash flow analysis, which shall include the proposed Budget (including breakdown between Land acquisition costs, costs of Development Work and costs of Homes) and Construction Progress Schedule for the proposed project.

5.	Market report supporting absorption rates and information on home product.

6.	Appraisal Report setting forth (i) a Value for the proposed project equal to or greater than that required by the Project Requirements and (ii) a value for each model type within the proposed project.

7.	The map or plat relating to such project.

8.	Preliminary title report, including copies of all documents relating to exceptions.

B.	CONSTRUCTION INFORMATION AND DOCUMENTS:

1.	Site plan.

2.	Evidence of site plan approval and proper zoning.

3.	Plans and Specifications for each Home design.

4.	ALTA survey, if required by Lender.

5.	Phase I environmental report.

6.	Soils report.

7.	Letters regarding utility availability.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

C-1

8.	Evidence of the Borrower’s ability to satisfy the conditions of the site plan approval.

C.	PROJECT LEGAL DOCUMENTS

1.	Proposed or recorded CC&R’s.

2.	If a condominium, a copy of the homeowner’s association articles of incorporation, by-laws and budget.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

C-2

EXHIBIT D TO LOAN AGREEMENT

FORM OF PROJECT COMMITMENT

FIELD(Commitment Date)

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, California 92660

Attention:	Michael D. Grubbs, Senior Vice President and Chief Financial Officer
Richard S. Robinson, Senior Vice President

RFC CONSTRUCTION FUNDING CORP., a Delaware corporation, its successors and assigns (the “Lender”) is pleased to confirm that the Lender agrees to advance, in accordance with and pursuant to the Loan Agreement referenced below, proceeds of the loan which the Lender made to WILLIAM LYON HOMES, INC., a California corporation (the “Borrower”) with respect to the Project specified below, substantially upon the terms outlined below. Capitalized terms used herein shall have the meanings assigned those terms in the Amended and Restated Loan Agreement dated as of September 17, 2004, as amended, between the Borrower and the Lender.

GENERAL

PROJECT	Project Name

PROJECT LOCATION	Project Location

TERMS OF THE LOAN APPLICABLE TO THIS PROJECT

FUNDING OF LAND ACQUISITION AND DEVELOPMENT WORK	The land acquisition and construction of development work will be funded [under the ABF Program] or [outside of the ABF Program]

KEYBOARD (Include only if land acquisition and development work is funded outside of the ABF Program) ACQUISITION AND DEVELOPMENT AMOUNT	The Acquisition and Development Amount, which is the amount of the Loan reserved to finance and/or refinance the acquisition and development of the Finished Lots in the Project, is $Acquisition and Development Amount.

EQUITY	Amount[$] and Timing

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

TYPE OF PROJECT	High Advance Rate, Conventional or Rolling Option

KEYBOARD (Include Only For High Advance Rate Projects)ADDITIONAL LOAN FEE

The Additional Loan Fee the Borrower will be required to pay to Lender as a condition precedent to the Lender’s release of its lien on any Lot or Unit located in the Project is equal to the following:

(a) in the event the Lender has advanced proceeds of the Loan to finance the acquisition of the Land and the Development Work and the Borrower finances the construction of a Home on a Lot from a source other than the Lender or sells a Lot to another builder, an amount equal to five percent (5%) of the Value of such Lot; and

(b) in the event the Lender has advanced proceeds of the Loan to finance the Homes, regardless of the completion status of the Unit, an amount equal to one and one-half percent (1.50%) of the Gross Selling Price of such Unit.

INTEREST RATE	The Loan shall bear interest from the date of disbursement on the unpaid principal at the per annum rate of the Prime Rate plus one-fourth of one percent (.25%).

KEYBOARD (Include only if land acquisition and development work is funded outside of the ABF Program) (Select Type of Project) ADVANCE RATE FOR LAND ACQUISITION AND DEVELOPMENT WORK — High Advance Rate Project

Proceeds of the Loan up to the Acquisition and Development Amount may be advanced to fund the following:

(1) to acquire the Land, 85% of the acquisition price of the Land; plus

(2) to fund Development Work, 100% of the costs of the Development Work,

provided however that the Acquisition and Development Amount shall not exceed ninety percent (90%) of the Value of the Land.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

ADVANCE RATE FOR LAND ACQUISITION AND DEVELOPMENT WORK — Conventional Project

Proceeds of the Loan up to the Acquisition and Development Amount may be advanced to fund the following:

(1) to acquire the Land, the lesser of 70% of the cost of the Land or 70% of the Value of the Land; plus

(2) to fund Development Work, 100% of the costs of the Development Work,

provided however that the Acquisition and Development Amount shall not exceed the lesser of seventy percent (70%) of the Value of the Land or 85% of the cost of Finished Lots.

VALUE OF LAND

KEYBOARD (Insert Values)

Value of Land

The value of the Land shall be $Value of Land, which value was determined based on the retail value of the Land after completion of all Development Work.

KEYBOARD (High Advance Rate Projects Only)

Value of Finished Lots:

For purposes of determining the Additional Loan Fee payable in the event the Lender has advanced proceeds of the Loan to finance the acquisition of the Land and the Development Work, and the Borrower finances the construction of a Home from a source other than the Lender or sells a Lot to another builder, the value of the Lots shall be determined based on the “as if complete” value of the Lots after completion of all Development Work.

APPLICABLE ACQUISITION AND DEVELOPMENT PRINCIPAL REPAYMENT PERCENTAGE (Include only if land acquisition and development work is funded outside of ABF Program)	The Applicable Acquisition and Development Principal Repayment Percentage for the Project is APPLICABLE PERCENTAGE ( %).

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

ABF PROGRAM	Proceeds of the Loan may be advanced to fund [the acquisition of the Land, the construction of Development Work and] the construction of Homes in the Project under the ABF Program pursuant to the terms of the Loan Agreement.

BORROWING BASE VALUE UNDER THE ABF PROGRAM

The Borrowing Base Value of a Unit included in the ABF Program shall be in accordance with the applicable provisions of the Loan Agreement, including the following definitions:

“Applicable ABF Home Advance Rate” shall mean (i) with respect to a Unit in a Conventional Project, 80% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit, (ii) with respect to a Unit in a High Advance Rate Project, 85% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit, and (iii) with respect to a Unit in a Rolling Option Project, 80% of the Value of such Unit if such Unit is a Model Unit, a Spec Unit or a Sold Unit.

“Applicable ABF Lot Advance Rate” shall mean, with respect to any Unit for which the land acquisition and Development Work is to be funded under the ABF Program, (i) with respect to a Lot in a Conventional Project, the lesser of 70% of the Value of such Lot as a Finished Lot or 85% of the cost of such Lot as a Finished Lot, (ii) with respect to a Lot in a High Advance Rate Project, 90% of the Value of such Lot as a Finished Lot, and (iii) with respect to a Finished Lot in a Rolling Option Project, 75% of the cost of such Finished Lot.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Borrowing Base Home Amount” shall mean the amount which shall be allocated to each Home included in the ABF Program for purposes of determining the Borrowing Base Value, which amount shall be equal that amount which is determined by multiplying the Applicable ABF Home Advance Rate times the Value of the Unit, and subtracting therefrom either the total amount of the Loan disbursed for the land acquisition and budgeted for the Development Work related to such Unit (if the land acquisition and Development Work for such Unit are funded outside of the ABF Program) or the applicable Borrowing Base Lot Amount for such Unit (if the land acquisition and Development Work for such Unit are funded under the ABF Program). The Borrowing Base Home Amounts shall be determined for each design type of Home and shall be set forth in the applicable Project Commitments.

“Borrowing Base Lot Amount” shall mean, with respect to any Unit for which the land acquisition and Development Work is to be funded under the ABF Program, the amount which shall be allocated to such Lot included in the ABF Program for purposes of determining the Borrowing Base Value, which amount shall be equal to that amount which is determined by multiplying the Applicable ABF Lot Advance Rate times the Value of such Lot as a Finished Lot. The Borrowing Base Lot Amount shall be determined for each Lot and shall be set forth in the applicable Project Commitments.

“Home Percentage Completed” shall mean, with respect to a Home, the percentage of the construction of the Home which has been completed, which such percentage shall be based upon the percentages in the Home Staged Draw Schedule and shall be set forth in the most recent WIP Report.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

“Lot Percentage Completed” shall mean, with respect to any Unit for which land acquisition and Development Work is to be funded under the ABF Program, the percentage of the construction of the Development Work which has been completed, which such percentage shall be based upon the percentages in the Lot Staged Draw Schedule and shall be set forth in the most recent WIP Report.

VALUE OF UNITS

Sold Units:

The value of any Sold Unit, whether or not the Home has been commenced or completed, shall be determined based upon the sales price set forth in the Sales Agreement.

Model Units and Spec Units:

The values of the Model Units and Spec Units, whether or not the Home has been commenced or completed, shall be determined, based upon the “as-completed” “full retail” value of the base value of the applicable Unit, exclusive of options, extras, upgrades and lot/location premiums, which shall be as follows:

	Base Model	Value

	[Model #Model 1]	$Value 1

	[Model #Model 2]	$Value 2

	[Model #Model 3]	$Value 3

ADDITIONAL LIMITATIONS ON DISBURSEMENTS	FIRST: KEYBOARD(Specify) SECOND: KEYBOARD(Specify) ADDITIONAL: KEYBOARD(Specify)

MATURITY DATE	The Maturity Date is the first to occur of (i) September 24, 2008, which is the date four (4) years from the date of the Loan Agreement (as such date may be extended in writing by Lender and Borrower from time to time), or (ii) the date on which the Loan is required to be repaid pursuant to Section 8.2 of the Loan Agreement.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

ACQUISITION AND DEVELOPMENT MATURITY DATE (Include only if the land acquisition and development work is to be funded outside of the ABF Program)	The first to occur of (i) KEYBOARD(Acquisition and Development Maturity Date), which is the date KEYBOARD(# months) months from the date of the Project Documents for such Project (as such date may be extended in writing by the Lender and the Borrower from time to time), or (ii) the Maturity Date.

[EXCLUDED UNIT/EXCLUDED LOT CONCEPT] [DISCUSS]	[Discuss]

KEYBOARD(Delete if not applicable) LETTER OF CREDIT	KEYBOARD(Specify information)

PROJECT INFORMATION

DESCRIPTION OF PROJECT	ACQUISITION OF LAND: Acquisition of land for a Unit No [wds/#] lot residential subdivision located Location Within State in the State of Project State.

DEVELOPMENT WORK: The work of development to be performed on or with respect to the Land (including, without limitation, the installation of utilities, roads and all related on-site and off-site improvements) in connection with the development of the Land for the subsequent construction thereon of Homes, all of which work and construction shall be completed by or on behalf of the Borrower in accordance with the Plans and Specifications, but shall not include the Homes.

HOMES: The Homes which are to be constructed on or with respect to the Land by or on behalf of the Borrower in accordance with the Plans and Specifications, which improvements shall include Unit No. [wds/#] single-family detached homes / attached townhomes / detached townhomes / condominiums in a subdivision commonly known as Project Name located in Project County County, State of Project State, but shall not include the Development Work.

BUDGET FOR LAND ACQUISITION AND DEVELOPMENT WORK	The Budget for the land acquisition and Development Work is attached hereto as Schedule 1.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

BUDGET AND STAGES FOR HOMES	Schedule 2 attached hereto sets forth the Budget for the Homes, including a Staged Draw Schedule of the Stages relating to the construction of the Homes.

STAGES FOR DEVELOPMENT WORK (Include only if land acquisition and development work is to be funded under the ABF Program)	Schedule 3 attached hereto sets forth the Lot Staged Draw Schedule and the Stages relating to the construction of the Development Work.

PRICE POINT	The maximum sales price for any Unit in the Project shall not exceed $Price Point.

PERMITTED MODEL UNITS	Proceeds of the Loan may be disbursed for no more than Model Home Number Model Units.

ABSORPTION RATE	The projected absorption rate for the Project is Absorption Number Units per month.

PERMITTED SPEC UNITS	Proceeds of the Loan may be disbursed for a number of Spec Units equaling three (3) months of absorption, currently Spec Number Spec Units, except on the 1st phase of the Project, a number of Spec Units not to exceed twenty-five (25) Spec Units.

INSPECTOR	Inspector, or such other inspector(s) or engineer(s) engaged by the Lender, at the expense of the Borrower, to provide to Lender consultation services in connection with the Project.

CONSTRUCTION PROGRESS SCHEDULE	Construction of the Project will commence no later than ninety (90) days from the date of this Project Commitment and will continue in accordance with the Construction Progress Schedule provided to Lender.

PROJECT DOCUMENTS

PROJECT DOCUMENTS	Project Commitment Deed of Trust UCC Financing Statements (one for filing with Project State Secretary of State and one for filing with Project County County Title Policy or Title Policy Endorsement Plans and Specifications

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

OTHER REQUIRED DOCUMENTS	Prior to closing this transaction, Borrower shall deliver to Lender the following: KEYBOARD(Specify)

This Project Commitment is conditioned upon the absence of (i) any Material Adverse Change since the date of the most recent financial statements delivered to Lender, (ii) any material adverse change in the financial condition or projected operations of the Project since the date of the most recent information delivered to the Lender with respect to the Project, (iii) any material action, suit or proceeding (including, without limitation, any inquiry or investigation) pending or threatened with respect to Borrower, the Guarantor or the Project that could have a material adverse affect on the Borrower, the Guarantor or the Project and (iv) the occurrence of any Event of Default or Potential Default prior to the execution and delivery of the Project Documents.

The Project Documents shall be prepared by counsel to the Lender and shall be satisfactory to the Lender. Borrower shall be obligated to pay all costs and expenses incurred to satisfy all conditions precedent, whether or not any funds of the Loan are advanced with respect to the Project. The Lender shall not be responsible or liable for consequential damages which may be alleged as a result of the issuance of this Project Commitment.

Borrower agrees to indemnify and hold harmless Lender from liabilities (including costs of settlement) arising out of or resulting from the transactions contemplated by this Project Commitment, and to reimburse the Lender for reasonable legal or other expenses incurred in connection with the defense or preparation of the defense of any such liability.

The provisions of the immediately preceding two paragraphs shall survive any termination of this Project Commitment.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

This Project Commitment shall terminate unless (a) this Project Commitment is accepted by you on or before Date, and (b) definitive Project Documents, satisfactory in form and substance to the Lender, have been entered into on or before Document Date or such later date as is mutually agreeable to the Lender and the Borrower.

Sincerely,

RFC CONSTRUCTION FUNDING CORPORATION

By:

Printed Name:

Title:

TERMS ACCEPTED:

WILLIAM LYON HOMES, INC., a California corporation

By:

Printed Name:

Title:

And

By:

Printed Name:

Title:

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

SCHEDULE 1

Acquisition and Development Budget

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

SCHEDULE 2

Budget for Homes and Home Staged Draw Schedule

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

SCHEDULE 3

Lot Staged Draw Schedule

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

EXHIBIT E TO LOAN AGREEMENT

FORM OF DRAW REQUEST CERTIFICATION

DRAW REQUEST NUMBER

[DATE]

LENDER:	RFC CONSTRUCTION FUNDING CORP.

BORROWER:	WILLIAM LYON HOMES, INC., a California corporation

Reference is made to that certain Amended and Restated Loan Agreement dated as of September 17, 2004, between Lender and Borrower (as amended, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement, unless the context shall require otherwise.

With respect to the Acquisition and Development Amounts of the Projects, Borrower requests Lender to disburse to the Borrower proceeds of the Loan in the amounts and for the purposes stated in the attached Schedule 1.

With respect to the ABF Program, Borrower requests Lender to disburse to the Borrower proceeds of the Loan in the amount of $                    , which is equal to or less than the Borrowing Base Allowable Disbursement Amount.

In connection with such requested disbursements, Borrower hereby represents, warrants and certifies to Lender as follows:

(a) No Event of Default or Potential Default presently exists under the Loan Agreement or any other Loan Document.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(b) All of the representations and warranties of Borrower under the Loan Agreement and the other Loan Documents are hereby remade and restated.

(c) With respect to the Loan:

(1) the Borrower has satisfied all conditions precedent to the funding of the proceeds of the Loan as set forth in the Loan Agreement and the other Loan Documents;

(2) the Loan Documents are in full force and effect;

(3) the Loan is secured by a first priority lien on the Projects and the other collateral described in the Loan Documents;

(4) with respect to each Project, the sum of all amounts expended in respect of the acquisition of Land and Development Work related to such Project does not exceed the amounts in the specified Budget, or if such amounts do exceed the amounts specified in the Budget, attached hereto is a listing of the amounts over budget and an explanation of such budget overrun(s); and

(5) all contractors, subcontractors, vendors, materialmen and other Persons entitled to payment with respect to each Project have been paid or will be paid, subject to retainage, with the proceeds of the requested disbursement.

(d) All insurance required to be maintained by Borrower remains in full force and effect, of the types, in the amounts and issued by insurers as previously approved by Lender.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

(e) All of the information contained in the most recent WIP Report generated by Lender is true, complete and accurate, and such WIP Report does not contain any untrue statement of a material fact, or omit any material fact required to be stated therein or necessary to make the statement made therein, in light of circumstances under which they are made, not misleading.

BORROWER:

WILLIAM LYON HOMES, INC., a California corporation

By:

Printed Name:

Title:

And

By:

Printed Name:

Title:

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

EXHIBIT F TO LOAN AGREEMENT

FORM OF

IRREVOCABLE LETTER OF CREDIT

                    , 200

Addressee

Address

Attn:

RE:	Irrevocable Letter of Credit
	Amount:	$ , , .
	Term:	, 200
	Applicant:	RFC Construction Funding Corp. (for William Lyon Homes, Inc., a California corporation - )
	Beneficiary:	______________________________________
Address

Dear Sir or Madam:

For the account of RFC Construction Funding Corp. (for William Lyon Homes, Inc., a California corporation -                                                              ) we hereby open in your favor our Irrevocable Letter of Credit (“Credit”) for an amount not exceeding a total of                                                               and 00/100 U.S. dollars (U.S. $        ,            ,            .         ), effective immediately and expiring at the offices of General Motors Acceptance Corporation (“GMAC”) on                      , 200  .

Funds under this Credit are available to you against your sight draft(s) drawn on us, bearing the clause “Drawn under General Motors Acceptance Corporation                          , 200   Irrevocable Letter of Credit for the account of RFC Construction Funding Corp. (for William Lyon Homes, Inc., a California corporation -                                                              ) completed by you in substantially the form attached as Exhibit 1, for all or any part of this Credit.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

All drafts drawn in compliance with the terms of this Credit shall be duly honored if presented together with document(s) as specified and the original of this Credit if received on or before the expiration date at:

200 Renaissance Center

Detroit, MI 48265

Attention: Managing Director and Chief Financial Officer

GMAC Mortgage Group, Inc.

Drafts presented at our office at the address set forth above no later than 10:00 a.m. shall be honored on the date of presentation, by payment, in accordance with your payment instructions that accompany each such draft. Payment under this Credit shall be made by wire transfer of immediately available funds to your account as specified in the draft.

If any amounts are available under this Credit following honor of a draft drawn under this Credit, we will endorse the amount of such draft drawn under this Credit on the reverse of this Credit and we will return this Credit to you following such honor.

This Credit sets forth in full the terms of our understanding. Such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Credit is referred to or to which this Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument.

This Credit, including the right to draw under this Credit, is not transferable.

All bank charges and commissions incurred in this transaction are for the applicant’s account.

We hereby agree with drawers, endorsers and bona fide holders of drafts drawn under and in compliance with the terms of this Credit that such drafts will be duly honored upon presentation to the drawee. The obligation of GMAC under this Credit is the individual obligation of GMAC, and is not contingent upon reimbursement with respect thereto.

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

F-5

This Credit shall be governed by and subject to the Uniform Customs and Practice for Documentary Credits (1993 version), International Chamber of Commerce Publication No. 500 (“UCP”) and to the extent not inconsistent with the UCP, laws of the State of New York, and, in the event of conflict the laws of the State of New York will control. If this Credit expires during an interruption of business as described in Article 17 of said I.C.C. publication, we agree to effect payment if this Credit is drawn against within 30 days after the resumption of business.

GENERAL MOTORS ACCEPTANCE CORPORATION

By:

Name:

Title:

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

F-6

Exhibit 1

SIGHT DRAFT

General Motors Acceptance Corporation

200 Renaissance Center

Detroit, MI 48265

Attention: Managing Director and Chief Financial Officer

GMAC Mortgage Group, Inc.

                    , 200

Pay on demand to the undersigned the sum of U.S. $                    . This draft is drawn under General Motors Acceptance Corporation                          , 200   Irrevocable Letter of Credit for the account of RFC Construction Funding Corp. (for William Lyon Homes, Inc., a California corporation -                                                              ).

The undersigned hereby certifies that the amount specified above is due and owing to the undersigned pursuant to the terms of that certain                                                               Agreement dated as of                                 ,             , between the undersigned and William Lyon Homes, Inc., a California corporation.

The amount specified above should be paid to the undersigned by your wire transfer of the amount specified above to the following account of the undersigned:

_________________________________________

_________________________________________

_________________________________________

_________________________________________

By:

Name:

Title:

Amended and Restated Loan Agreement – William Lyon Homes, Inc.

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